UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Translate Bio, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TRANSLATE BIO, INC.

29 Hartwell Avenue

Lexington, Massachusetts 02421

(617) 945-7361

April 19, 2021

To our Stockholders:

We are pleased to invite you to attend the annual meeting of stockholders of Translate Bio, Inc., or the Annual Meeting, on Wednesday, June 16, 2021 at 9:00 a.m. Eastern Time. To support the health and well-being of our stockholders, employees and directors in light of the COVID-19 pandemic, we have adopted a virtual format for the Annual Meeting. The Annual Meeting will be conducted exclusively via the Internet, and there will not be a physical meeting location. You may attend the Annual Meeting online at www.proxydocs.com/TBIO, where you will be able to vote your shares electronically during the meeting and submit questions during the meeting. In order to attend the Annual Meeting online, you must register in advance at www.proxydocs.com/TBIO prior to June 16, 2021. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you access to the meeting and permit you to submit questions. Please follow the instructions found on your Notice Regarding the Availability of Proxy Materials, Proxy Card and/or Voting Instruction Card and subsequent instructions that will be delivered to you via email.

The Notice of the 2021 Annual Meeting of Stockholders and the Proxy Statement contain details of the business to be conducted at the Annual Meeting, including the nominees for election as directors. Only stockholders of record at the close of business on April 19, 2021 will be entitled to notice of, and to vote at, the Annual Meeting.

Your vote is important. Regardless of whether you plan to attend the Annual Meeting online, we hope that you will vote as soon as possible. You may vote by proxy over the Internet, by telephone, or by mail by following the instructions on the Proxy Card or Voting Instruction Card. Voting over the Internet or by telephone, written proxy or voting instruction card will ensure your representation at the Annual Meeting regardless of whether you attend the meeting online.

Thank you for your ongoing support of, and continued interest in, Translate Bio.

Very truly yours,

Ronald C. Renaud, Jr.

Chief Executive Officer

TRANSLATE BIO, INC.

29 Hartwell Avenue

Lexington, Massachusetts 02421

(617) 945-7361

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Wednesday, June 16, 2021

Dear Stockholder:

You are invited to the 2021 Annual Meeting of Stockholders (the “2021 Annual Meeting”) of Translate Bio, Inc. which will be held online on Wednesday, June 16, 2021 at 9:00 a.m. Eastern Time. You may attend the meeting virtually via the Internet at www.proxydocs.com/TBIO, where you will be able to vote electronically and submit questions. The stockholders will consider and vote on the following matters:

1.	Election of two Class III directors to our board of directors, each to serve until the 2024 annual meeting of stockholders;

2.	Approval, on an advisory basis, of the compensation paid to our named executive officers;

3.	Approval, on an advisory basis, of the frequency of future advisory votes on the compensation of our named executive officers;

4.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021; and

5.	Transaction of any other business properly brought before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

In order to attend the 2021 Annual Meeting online, you must register in advance at www.proxydocs.com/TBIO prior to June 16, 2021. Stockholders will not be able to attend the annual meeting in person. Please follow the instructions found on your Notice Regarding the Availability of Proxy Materials, Proxy Card and/or Voting Instruction Card and subsequent instructions that will be delivered to you via email. The format for the 2022 annual meeting will depend on a variety of factors, including the status of the COVID-19 pandemic.

Stockholders of record at the close of business on April 19, 2021 will be entitled to notice of and to vote electronically during the 2021 Annual Meeting or any adjournment or postponement thereof. We have elected to provide access to our proxy materials over the Internet under the Securities and Exchange Commission’s “notice and access” rules. We believe that providing our proxy materials over the Internet expedites stockholders’ receipt of proxy materials, lowers costs and reduces the environmental impact of our annual meeting.

We encourage all stockholders to attend the 2021 Annual Meeting online. However, whether or not you plan to attend the 2021 Annual Meeting online, we encourage you to read the proxy statement and submit your proxy or voting instructions as soon as possible. Please review the instructions on each of your voting options described in the proxy statement.

By the Order of the Board of Directors,

Paul Burgess

Secretary

Lexington, Massachusetts

April 19, 2021

Important Notice Regarding Internet Availability of Proxy Materials for the 2021 Annual Meeting of Stockholders to be Held on June 16, 2021: This Proxy Statement and our 2021 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ending December 31, 2020, are available at www.proxydocs.com/TBIO. These documents are also available to any stockholder who wishes to receive a paper copy by calling (866) 648-8133, visiting www.investorelections.com/tbio or emailing paper@investorelections.com.

TRANSLATE BIO, INC.

29 Hartwell Avenue

Lexington, Massachusetts 02421

(617) 945-7361

PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Wednesday, June 16, 2021

INFORMATION CONCERNING SOLICITATION AND VOTING

This Proxy Statement contains information about our 2021 annual meeting of stockholders, or the Annual Meeting. The meeting will be held on Wednesday, June 16, 2021 at 9:00 a.m. Eastern Time. The Annual Meeting will be held exclusively via the Internet in a virtual meeting format at www.proxydocs.com/TBIO. There will not be a physical meeting location, and stockholders will not be able to attend the Annual Meeting in person. Except where the context otherwise requires, references to “Translate Bio,” “the Company,” “we,” “us,” “our” and similar terms refer to Translate Bio, Inc. and its consolidated subsidiaries. References to our website are inactive textual references only and the contents of our website are not incorporated by reference into this Proxy Statement.

This Proxy Statement and the enclosed proxy card are being furnished in connection with the solicitation of proxies by our board of directors for use at the Annual Meeting and at any adjournment of that meeting. All proxies will be voted in accordance with the instructions they contain. If you do not specify your voting instructions on your proxy, it will be voted in accordance with the recommendations of our board of directors. We are making this Proxy Statement, the related proxy card and our annual report to stockholders for the fiscal year ended December 31, 2020, or our 2020 Annual Report, available to stockholders for the first time on or about April 19, 2021.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the Securities and Exchange Commission, or SEC, except for exhibits, will be furnished without charge to any stockholder upon written or oral request to Translate Bio, Inc., 29 Hartwell Avenue, Lexington, Massachusetts 02421 or by calling (866) 648-8133, by emailing paper@investorelections.com or by submitting a request over the Internet at www.investorelections.com/tbio. This Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 are also available on the SEC’s website at www.sec.gov.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Q.	Why do I have access to these materials?

A.

We have made these proxy materials available to you because our board of directors is soliciting your proxy to vote at the Annual Meeting to be held on June 16, 2021 at 9:00 a.m. Eastern Time, including at any adjournments or postponements of the meeting. As a holder of record of common stock as of the close of business on April 19, 2021, you are invited to attend the Annual Meeting online and are requested to vote on the items of business described in this Proxy Statement. This Proxy Statement includes information that we are required to provide to you under the rules adopted by the SEC and that is designed to assist you in voting your shares.

Q.	Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A.

In accordance with SEC rules, we have elected to provide access to our proxy materials, including this Proxy Statement and our 2020 Annual Report, over the Internet. Accordingly, we have sent a Notice Regarding the Availability of Proxy Materials, or the Notice, to our stockholders of record entitled to vote at the Annual Meeting with instructions for accessing the proxy materials and voting over the Internet or by telephone prior to the Annual Meeting. We mailed the Notice on or about April 19, 2021 to all stockholders entitled to vote at the Annual Meeting.

All stockholders entitled to vote at the Annual Meeting will have the ability to access the proxy materials by visiting the website referred to in the Notice, www.proxydocs.com/TBIO. This makes the proxy distribution process more efficient and less costly and helps conserve natural resources. The Notice also contains instructions to request to receive a printed set of the proxy materials. You may request the proxy materials over the Internet at www.investorelections.com/tbio, by emailing paper@investorelections.com, or by calling (866) 648-8133.

The Notice also identifies the date and time of, and web address for, the Annual Meeting; the matters to be acted upon at the meeting and our board of directors’ recommendation with regard to each matter; a toll-free telephone number, an e-mail address, and a website where stockholders can request to receive, free of charge, a paper or e-mail copy of the Proxy Statement, our 2020 Annual Report, and a form of proxy relating to the Annual Meeting; and information on how to access and vote the form of proxy.

Q.	Can I vote my shares by filling out and returning the Notice?

A.

No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote over the Internet or by telephone, by requesting and returning a printed proxy card, or how to register to vote online during the Annual Meeting.

Q.	What does it mean if I receive more than one Notice?

A.

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Q.	What is the purpose of the Annual Meeting?

A.	At the Annual Meeting, stockholders will consider and vote on the following matters:

(1)

To elect two Class III directors, Owen Hughes and Ronald C. Renaud, Jr., to serve for a three-year term expiring at the 2024 annual meeting of stockholders and until his respective successor has been duly elected and qualified (Proposal 1).

(2)	To consider and act upon an advisory vote on the compensation of our named executive officers (Proposal 2).

(3)	To consider and act upon an advisory vote on the frequency of future advisory votes on the compensation of our named executive officers (Proposal 3).

(4)	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021 (Proposal 4).

(5)	To transact any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Q.	Why is the Annual Meeting of stockholders a virtual, online meeting?

A.

To support the health and well-being of our stockholders, employees and directors in light of the COVID-19 pandemic, the Annual Meeting will be a virtual meeting of stockholders where stockholders will participate by accessing a website using the Internet. There will not be a physical meeting location. Our virtual meeting will be governed by our Rules of Conduct and Procedures which will be posted during the meeting at www.proxydocs.com/TBIO. We have designed the virtual annual meeting to provide the same rights and opportunities to participate as stockholders would have at an in-person meeting, including the right to vote and ask questions through the virtual meeting platform. The format for the 2022 annual meeting will depend on a variety of factors, including the status of the COVID-19 pandemic.

Q.	How do I virtually attend the Annual Meeting?

A.

We will host the Annual Meeting live online via webcast at www.proxydocs.com/TBIO. In order to attend the Annual Meeting online, you must register at www.proxydocs.com/TBIO prior to June 16, 2021. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you access to the meeting, permit you to submit questions and to vote at the Annual Meeting. Please be sure to follow instructions found on your Notice, proxy card and/or voting instruction card and subsequent instructions that will be delivered to you via email. Online registration for the Annual Meeting will begin on or around April 20, 2021.

The webcast of the Annual Meeting will start at 9:00 a.m., Eastern Time, on June 16, 2021. Instructions on how to attend and participate in the meeting online will be sent to you via email, upon completing your registration.

Q.	Who can vote?

A.

Only stockholders of record at the close of business on April 19, 2021, the record date for the Annual Meeting, are entitled to vote at the Annual Meeting. On this record date, there were 75,230,198 shares of our common stock outstanding. Common stock is our only class of stock outstanding.

Q.	How many votes do I have?

A.	Each share of our common stock that you own as of the record date, April 19, 2021, entitles you to one vote on each matter that is voted on.

Q.	Is my vote important?

A.

Your vote is important no matter how many shares you own. Please take the time to vote. Take a moment to read the instructions, choose the way to vote that is the easiest and most convenient for you and cast your vote as soon as possible.

Q.	How do I vote?

A.	If you are the “record holder” of your shares, meaning that you own your shares in your own name and not through a bank, brokerage firm or other nominee, you may vote:

(1)	Over the Internet: To vote over the Internet prior to the Annual Meeting, please go to the following website: www.proxypush.com/TBIO, and follow the instructions at that site for submitting your proxy electronically. If you vote over the Internet, you do not need to complete and mail your proxy card or vote your proxy by telephone. Your vote must be received by 8:59 a.m. Eastern Time on June 16, 2021 to be counted.

(2)

By Telephone: To vote by telephone, please call (855) 673-0638, and follow the instructions provided on the proxy card. If you vote by telephone, you do not need to complete and mail your proxy card or vote your proxy over the Internet. Your vote must be received by 8:59 a.m. Eastern Time on June 16, 2021 to be counted.

(3)

By Mail: To vote using the printed proxy card that may be delivered to you upon request, simply complete, sign and date the proxy card and return it promptly in the postage prepaid envelope provided to Proxy Tabulator for Translate Bio, Inc., c/o Mediant Communications Inc., P.O. Box 8016, Cary, North Carolina 27512-9903. If you vote by mail, you do not need to vote over the Internet or by telephone. If we receive the proxy card no later than June 15, 2021, we will vote your shares as you direct.

(4)

Online During the Annual Meeting: You may attend and vote at the Annual Meeting online at www.proxydocs.com/TBIO, where you will be able to vote electronically during the meeting. In order to attend, you must register at www.proxydocs.com/TBIO prior to June 16, 2021 at 8:59 a.m. Eastern Time. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you access to the meeting, to permit you to submit questions and to vote during the Annual Meeting. Please be sure to follow instructions found on your Notice, proxy card and/or voting instruction card and subsequent instructions that will be delivered to you via email. If you vote by proxy prior to the Annual Meeting and choose to attend the Annual Meeting online, there is no need to vote again during the Annual Meeting unless you wish to change your vote.

If your shares are held in “street name,” meaning they are held for your account by a bank, brokerage firm, or other nominee, you may vote:

(1)	Over the Internet or by Telephone: You will receive instructions from your bank, brokerage firm or other nominee if they permit Internet or telephone voting. You should follow those instructions.

(2)	By Mail: You will receive instructions from your bank, brokerage firm or other nominee explaining how you can vote your shares by mail. You should follow those instructions.

(3)

Online During the Annual Meeting: You must request a legal proxy from your bank, broker or other nominee in order to vote during the Annual Meeting. In addition, you will need your control number included on your Notice, proxy card or voting instruction card in order to demonstrate proof of beneficial ownership and to be able to vote during the Annual Meeting. Instructions on how to register to attend and vote may be found at www.proxydocs.com/TBIO.

Q.	Can I change my vote?

A.	If your shares are registered directly in your name, you may revoke your proxy and change your vote by following one of the below procedures:

(1)

Vote over the Internet or by telephone as instructed above under “Over the Internet” and “By Telephone.” Only your latest Internet or telephone vote is counted. You may not change your vote over the Internet or by telephone after 8:59 a.m. Eastern Time, on June 16, 2021.

(2)

Sign and complete a new proxy card and send it by mail to Proxy Tabulator for Translate Bio, Inc., c/o Mediant Communications Inc., P.O. Box 8016, Cary, North Carolina 27512-9903. Mediant must receive the proxy card no later than June 15, 2021. Only your latest dated proxy will be counted.

(3)

Virtually attend the Annual Meeting online and vote online as instructed above. Attending the Annual Meeting alone will not revoke your Internet vote, telephone vote or proxy submitted by mail, as the case may be.

(4)

Give our corporate secretary written notice before or at the meeting that you want to revoke your proxy. Such written notice should be sent to Translate Bio, Inc., Attention: Paul Burgess, Chief Operating Officer, Chief Legal Officer and Corporate Secretary, 29 Hartwell Avenue, Lexington, MA 02421.

If your shares are held in “street name,” you may submit new voting instructions with a later date by contacting your bank, brokerage firm or other nominee. You may also vote virtually at the Annual Meeting, which will have the effect of revoking any previously submitted voting instructions, if you obtain a legal proxy as described in the answer to the question “How do I vote?” above.

Q.	Will my shares be voted if I do not return my proxy?

A.

If your shares are registered directly in your name, your shares will not be voted if you do not vote over the Internet, by telephone or by returning your proxy card by mail or online while virtually attending the Annual Meeting.

If your shares are held in “street name,” your brokerage firm may under certain circumstances vote your shares if you do not return your voting instructions. Brokerage firms can vote customers’ unvoted shares on discretionary matters but they will not be allowed to vote your shares with respect to certain non-discretionary items. If you do not return voting instructions to your brokerage firm to vote your shares, your brokerage firm may, on discretionary matters, either vote your shares or leave your shares unvoted.

Your brokerage firm cannot vote your shares on any matter that is not considered discretionary. Proposal 1, the election of two Class III directors, Proposal 2, the non-binding, advisory approval of the compensation of our named executive officers, and Proposal 3, the non-binding, advisory proposal on the frequency of future advisory votes on the compensation of our named executive officers, are not considered discretionary matters. If you do not instruct your brokerage firm how to vote with respect to these proposals, your brokerage firm may not vote with respect to these proposals and those votes will be counted as “broker non-votes.” “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter. Proposal 4, the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021, is considered a discretionary matter, and your brokerage firm will be able to vote on that proposal even if it does not receive instructions from you, so long as it holds your shares in its name. We encourage you to provide voting instructions to your brokerage firm or other nominee. This ensures that your shares will be voted at the Annual Meeting according to your instructions. You should receive directions from your brokerage firm or other nominee about how to submit your voting instructions.

Q.	How many shares must be represented to hold the Annual Meeting?

A.

A majority of our shares of common stock outstanding at the record date must be present virtually or represented by proxy to hold the Annual Meeting. This is called a quorum. For purposes of determining whether a quorum exists, we count as present any shares that are voted over the Internet, by telephone, by completing and submitting a proxy card by mail or that are represented virtually at the meeting. Further, for purposes of establishing a quorum, we will count as present shares that a stockholder holds even if the stockholder votes to abstain or only votes on one of the proposals. In addition, we will count as present shares held in “street name” by banks, brokerage firms or nominees who indicate on their proxies that they do not have authority to vote those shares on Proposals 1, 2 and 3. If a quorum is not present, we expect to adjourn the Annual Meeting until we obtain a quorum.

The presence at the Annual Meeting, virtually or by proxy, of holders representing a majority of our outstanding common stock as of the record date, April 19, 2021, or approximately 37,615,100 shares, constitutes a quorum at the meeting and permits us to conduct the business of the meeting.

Q.	What vote is required to approve each matter and how are votes counted?

A.	Proposal 1 — Election of Directors

The two nominees for director to receive the highest number of votes FOR election will be elected as the Class III directors. This is called a plurality. Proposal 1 is not considered a discretionary matter. Therefore, if your shares are held by your brokerage firm in “street name” and you do not provide voting instructions with respect to your shares, your brokerage firm cannot vote your shares on Proposal 1. Shares held in “street name” by banks, brokerage firms or other nominees who indicate on their proxies that they do not have authority to vote the shares on Proposal 1 will not be counted as votes FOR or WITHHELD from any nominee. As a result, such “broker non-votes” will have no effect on the voting on Proposal 1. You may:

•	vote FOR all nominees;

•	vote FOR a particular nominee and WITHHOLD your vote from the other nominee; or

•	WITHHOLD your vote from all nominees.

Votes that are withheld will not be included in the vote tally for the election of directors and will not affect the results of the vote.

Proposal 2 — Advisory Vote on the Compensation of our Named Executive Officers

To approve Proposal 2, holders of a majority of the votes cast on the matter must vote FOR the proposal. Proposal 2 is not considered a discretionary matter. Therefore, if your shares are held by your brokerage firm in “street name” and you do not provide voting instructions with respect to your shares, your brokerage firm cannot vote your shares on Proposal 2. “Broker non-votes” will have no effect on the voting on Proposal 2. If you ABSTAIN from voting on Proposal 2, your shares will not be voted FOR or AGAINST the proposal and will also not be counted as votes cast or shares voting on the proposal. As a result, voting to ABSTAIN will have no effect on the outcome of Proposal 2.

Because your vote is advisory, it will not be binding on the board of directors or its compensation committee but the board of directors and compensation committee will review the voting results and take them into consideration when making future decisions about executive compensation.

Proposal 3 — Advisory Vote on the Frequency of Future Stockholder Advisory Votes on the Compensation of our Named Executive Officers

The advisory approval of the frequency of future stockholder advisory votes on the compensation of our named executive officers as being held every year, every two years or every three years requires a vote of the holders of a majority of the votes cast on the matter. For Proposal 3, stockholders are entitled to vote for one of the four provided choices: every year, every two years, every three years, or abstain from voting. If none of these frequency alternatives receive a majority vote, we will consider the frequency that receives the highest number of votes by the stockholders to be the frequency that has been selected by the stockholders. Proposal 3 is not considered a discretionary matter. Therefore, if your shares are held by your brokerage firm in “street name” and you do not provide voting instructions with respect to your shares, your brokerage firm cannot vote your shares on Proposal 3. “Broker non-votes” will have no effect on the voting on Proposal 3. If you ABSTAIN from voting on Proposal 3, your shares will not be counted as votes cast or shares voting on the proposal. As a result, voting to ABSTAIN will have no effect on the outcome of Proposal 3.

Because your vote is advisory and not binding on the board of directors or its compensation committee, the board of directors may decide that it is in our and our stockholders’ best interests to hold an advisory vote on executive compensation more or less frequently than the alternative selected by our stockholders.

Proposal 4 — Ratification of Appointment of Independent Registered Public Accounting Firm

To approve Proposal 4, holders of a majority of the votes cast on the matter must vote FOR the proposal. Proposal 4 is considered a discretionary matter. If your shares are held by your brokerage firm in “street name” and you do not provide voting instructions with respect to your shares, your brokerage firm may vote your unvoted shares on Proposal 4. If you ABSTAIN from voting on Proposal 4, your shares will not be voted FOR or AGAINST the proposal and will also not be counted as votes cast or shares voting on the proposal. As a result, voting to ABSTAIN will have no effect on the outcome of Proposal 2.

Although stockholder approval of our audit committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021 is not required, we believe that it is advisable to give stockholders an opportunity to ratify this appointment. If this proposal is not approved at the Annual Meeting, our audit committee will reconsider its appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

Q.	How does the board of directors recommend that I vote on the proposals?

A.	Our board of directors recommends that you vote:

•	FOR the election of the nominees to serve as the Class III directors on our board of directors for a three-year term;

•	FOR the approval, on a non-binding, advisory basis, of the compensation of our named executive officers;

•	FOR the approval, on a non-binding, advisory basis, that future votes on the compensation of our named executive officers be held “EVERY YEAR”;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

Q.	Are there other matters to be voted on at the Annual Meeting?

A.

We do not know of any matters that may come before the Annual Meeting other than the election of our Class III directors, the non-binding advisory vote on the compensation of our named executive officers, the non-binding advisory vote on the future votes on the compensation of our named executive officers and the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021. If any other matters are properly presented at the Annual Meeting, the persons named in the accompanying proxy intend to vote, or otherwise act, in accordance with their judgment on the matter.

Q.	Who will count the votes?

A.	The votes will be counted, tabulated and certified by Mediant Communications Inc.

Q.	Will my vote be kept confidential?

A.

Your vote will be kept confidential and we will not disclose your vote, unless (1) we are required to do so by law (including in connection with the pursuit or defense of a legal or administrative action or proceeding), or (2) there is a contested election for the board of directors. The inspector of election will forward any written comments that you make on the proxy card to management without providing your name, unless you expressly request disclosure on the proxy card.

Q.	How can I find out the results of the voting at the Annual Meeting?

A.

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be tallied by the inspector of election and published in a current report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting.

Q.	How do I submit a question at the Annual Meeting?

A.

If you wish to submit a question prior to the meeting, you must register to attend the Annual Meeting. You can visit www.proxydocs.com/TBIO, and follow the instructions for registering to attend the Annual Meeting and for submitting a question. If you wish to submit a question during the Annual Meeting, you may log into the virtual meeting platform using the unique link provided to you via email following the completion of your registration prior to June 16, 2021 at www.proxydocs.com/TBIO. Our virtual meeting will be governed by our Rules of Conduct and Procedures, which will be posted at www.proxydocs.com/TBIO during the meeting.

Q.	How and when may I submit a stockholder proposal, including a stockholder nomination for director for the 2022 annual meeting?

A.

Stockholders wishing to suggest a candidate for director should write to our Corporate Secretary. In order to give the nominating and corporate governance committee sufficient time to evaluate a recommended candidate and/or include the candidate in our proxy statement for the 2022 annual meeting, the recommendation should be received by our corporate secretary at our principal executive offices in accordance with our procedures detailed in the section below entitled “Stockholder Proposals for our 2022 Annual Meeting.” Such submissions must state the nominee’s name, together with appropriate biographical information and background materials and information with respect to the stockholder or group of stockholders making the recommendation, including the number of shares of common stock owned by such stockholder or group of stockholders, as well as other information required by our bylaws or SEC regulations. We may require any proposed nominee to furnish such other information as we may reasonably require in determining the eligibility of such proposed nominee to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee.

Q.	Who is paying the costs of soliciting these proxies?

A.

We will pay all of the costs of soliciting proxies. Our directors, officers and other employees may solicit proxies in person or by mail, telephone, fax or email. We will pay our directors, officers and other employees no additional compensation for these services. We will ask banks, brokerage firms and other nominees to forward these proxy materials to their principals and to obtain authority to execute proxies. We may reimburse them for their expenses.

Q.	How do I obtain an Annual Report on Form 10-K?

A.

If you would like a copy of our Annual Report on Form 10-K for the year ended December 31, 2020 that we filed with the SEC, we will send you one, without exhibits, free of charge. Please contact Teri Dahlman, Investor Relations. She may be contacted at 29 Hartwell Avenue, Lexington, MA 02421, telephone: (857) 242-7792, e-mail: tdahlman@translate.bio.

All of our SEC filings are also available free of charge in the “Investors & Media — Financials and Filings” section of our website at www.translate.bio.

Q.	Whom should I contact if I have any questions?

A.

If you have any questions about the Annual Meeting or your ownership of our common stock, please contact Teri Dahlman, Investor Relations. She may be contacted at 29 Hartwell Avenue, Lexington, MA 02421, telephone: (857) 242-7792, e-mail: tdahlman@translate.bio.

PROPOSAL 1:

ELECTION OF DIRECTORS

Our board of directors is divided into three classes, with one class of our directors standing for election each year. Directors in each class are elected at the annual meeting of stockholders held in the year in which the term for their class expires and hold office for a three-year term and until their resignation or removal or their successors are duly elected and qualified. In accordance with our certificate of incorporation and bylaws, our directors may fill existing vacancies on the board of directors.

Our board of directors currently consists of three Class I directors, Jean-François Formela, M.D., Robert J. Meyer, M.D. and Robert M. Plenge, M.D., Ph.D., whose terms expire at the 2022 annual meeting of stockholders; three Class II directors, Daniella Beckman, George Demetri, M.D., and Owen Hughes, whose terms expire at the 2023 annual meeting of stockholders; and two Class III directors, Daniel S. Lynch and Ronald C. Renaud, Jr., whose terms expire at the Annual Meeting. Mr. Lynch is not standing for re-election as a Class III director, and his term will expire at the Annual Meeting. Upon the expiration of Mr. Lynch’s term, the authorized size of our board will be seven, Mr. Renaud will serve as chairman of our board of directors and Mr. Hughes will serve as lead independent director. In order to rebalance the size of the classes of the board of directors, the nominees for Class III directors at the Annual Meeting are Mr. Renaud and Mr. Hughes. In connection with his nomination as a Class III director, Mr. Hughes will tender a conditional resignation as a Class II director, which will become effective only if he is elected at the Annual Meeting.

If no contrary indication is made, proxies in the accompanying form will be voted for Mr. Hughes and Mr. Renaud. In the event that any of Mr. Renaud or Mr. Hughes is not a candidate or is unable to serve as a director at the time of the election (which is not currently expected), your proxy will be voted for any nominee who is designated by our board of directors to fill the vacancy.

Our priority in selection of board members is identification of members who will further the interests of our stockholders through their established record of business acumen, the ability to contribute positively to the decision-making process of the Company, knowledge of our business, understanding of the competitive landscape and a reputation for integrity, honesty and adherence to high ethical standards. We also seek to have a diversity of skills and backgrounds represented on our board of directors. Re-nomination of our directors is not automatic, and performance on the Board and committees is considered, as well as the undertaking of continuing director education. Certain individual qualifications and skills of our directors that contribute to the board of directors’ effectiveness as a whole are described in the following paragraphs.

Information Regarding Directors

The following paragraphs provide information as of the date of this Proxy Statement about each director and nominee for director, as furnished to us by the directors and nominees for director. The information presented includes information each such individual has given us about his or her age, all positions he or she holds, his or her principal occupation and business experience for the past five years and the names of other publicly held companies of which he or she currently serves as a director or has served as a director during the past five years. In addition to the information presented below regarding each such individual’s specific experience, qualifications, attributes and skills that led our board of directors to the conclusion that he or she should serve as a director, we also believe that each of our directors and director nominees has a reputation for integrity, honesty and adherence to high ethical standards. Each has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to our company and our board of directors. Finally, we value their significant experience on other public company boards of directors and board committees.

Information about the number of shares of common stock beneficially owned by each of our directors and nominees for director appears below under the heading “Security Ownership of Certain Beneficial Owners and Management.”

In March 2021, our board of directors appointed E. Rand Sutherland, M.D., M.P.H. to serve as our president. Dr. Sutherland is the brother-in-law of Robert M. Plenge, M.D., Ph.D., a member of our board of directors. Other than the relationship between Dr. Sutherland and Dr. Plenge, there are no family relationships between or among any of our executive officers, directors or nominees for director.

Nominees for Election to the Board of Directors

Term Expiring at the

2024 Annual Meeting of Stockholders, if elected at the Annual Meeting

(Class III)

Name	Age
Owen Hughes(1)(2)	46
Ronald C. Renaud, Jr.	52

(1)	Member of the nominating and corporate governance committee.
(2)	Member of the audit committee.

Owen Hughes has served as a member of our board of directors since July 2016. Mr. Hughes has served as the chief executive officer and a member of the board of directors of Cullinan Oncology, a biotechnology company focused on oncology drug development, since October 2017. Prior to that, Mr. Hughes was the chief business officer of Intarcia Therapeutics, a biopharmaceutical company, from February 2013 to September 2017. Mr. Hughes also served as director at Brookside Capital, a private equity firm, from 2008 to 2013. Mr. Hughes serves on the board of directors of Radius Health, a publicly traded biopharmaceutical company. Mr. Hughes received a B.A. from Dartmouth College. We believe that Mr. Hughes is qualified to serve on our board of directors because of his extensive business and professional experience, including his experience in the venture capital industry and years of analyzing development opportunities in the life sciences sector.

Ronald C. Renaud, Jr. has served as our chief executive officer and as a member of our board of directors since November 2014, and served as our president from November 2014 until March 2021. Formerly, Mr. Renaud served as president and chief executive officer of Idenix Pharmaceuticals, a biopharmaceutical company, from 2010 until Idenix was acquired by Merck & Co., Inc., a pharmaceutical company, in August 2014. He was previously chief financial officer and chief business officer of Idenix from 2007 until his appointment as chief executive officer. Prior to joining Idenix, he served as senior vice president and chief financial officer of Keryx Biopharmaceuticals, Inc., a pharmaceutical company since acquired by Akebia Therapeutics, Inc. Mr. Renaud has served as a member of the boards of directors of Ikena Oncology, Inc. since 2017 and Atara Biotherapeutics, Inc. since 2020, and previously served on the boards of Chimerix, Inc. from 2014 to 2020 and Akebia Therapeutics, Inc. from 2014 until 2018. Mr. Renaud received a B.A. from St. Anselm College and an M.B.A. from the Marshall School of Business at the University of Southern California. We believe that Mr. Renaud is qualified to serve on our board of directors because of his service as our chief executive officer, his service on the boards of other private and public life sciences companies and his extensive knowledge of our company and industry.

Members of the Board of Directors Continuing in Office

Term Expiring at the

2022 Annual Meeting of Stockholders (Class I)

Name	Age
Jean-François Formela, M.D.(3)	64
Robert J. Meyer, M.D.(1)	62
Robert M. Plenge, M.D., Ph.D.	50

(1)	Member of the nominating and corporate governance committee.
(3)	Member of the compensation committee.

Jean-François Formela, M.D. has served as a member of our board of directors since 2011. Dr. Formela is currently a partner at Atlas Venture, a venture capital firm, which he joined in 1993. He is a member of the boards of directors of Intellia Therapeutics, Inc. and Spero Therapeutics, Inc. Within the last five years, Dr. Formela has also served on the boards of directors of the following public companies: Egalet Corporation, Horizon Pharma, Inc. and ARCA biopharma, Inc. Dr. Formela also serves on the boards of directors of numerous private biotechnology and health care companies. Prior to joining Atlas Venture, Dr. Formela served as a senior director of medical marketing and scientific affairs at Schering-Plough Corporation, a pharmaceutical company which merged with Merck & Co., Inc. Dr. Formela began his career as a medical doctor and practiced emergency medicine at Necker University Hospital in Paris. Dr. Formela is a member of the Massachusetts General Hospital Research Advisory Council. He received his M.D. from the Paris University School of Medicine and his M.B.A. from Columbia University. We believe that Dr. Formela is qualified to serve on our board of directors because of his experience as an investor and board member in the life sciences industry, and because of his practice of medicine.

Robert J. Meyer, M.D. has served as a member of our board of directors since January 2019. Since January 2018, Dr. Meyer has been a principal of the drug and biological products team at Greenleaf Health Inc., a U.S. Food and Drug Administration, or FDA, strategic advising company. He is an associate professor of public health sciences at the University of Virginia, and he also served as the director of the Virginia Center for Translational and Regulatory Sciences from March 2013 to December 2017. Prior to joining the faculty at the University of Virginia, Dr. Meyer joined Merck & Co., Inc. in October 2007 and served as vice president and head, global regulatory strategy, policy and safety at Merck Research Laboratories until January 2013. Prior to Merck, Dr. Meyer worked for the FDA from 1994 to 2007. Dr. Meyer holds a B.A. in natural sciences from Lehigh University and an M.D. from the University of Connecticut School of Medicine, where he also completed his residency in internal medicine and served as chief resident. He completed a fellowship in pulmonary and critical care medicine at the University of Vermont. Dr. Meyer also serves on the board of directors of Chimerix, Inc., and served on the board of Correvio Pharma Corp. from 2015 to 2020. He was a medical science trustee for the United States Pharmacopeia Board, a non-profit foundation, from April 2015 until December 2020. We believe that Dr. Meyer is qualified to serve on our board of directors because of his experience advising companies on regulatory matters related to drug approval and as a board member for other public life sciences companies, and because of his practice of medicine.

Robert M. Plenge, M.D., Ph.D. has served as a member of our board of directors since April 2019. Since November 2019, Dr. Plenge has served as senior vice president, research and early development at Bristol Myers Squibb, a pharmaceutical company. Previously, Dr. Plenge served as vice president, translational development, research and early development and head of the Inflammation and Immunology Thematic Center of Excellence Unit at Celgene Corporation, a biopharmaceutical company, since May 2017. Prior to joining Celgene, Dr. Plenge was vice president and head of translational medicine at Merck & Co., Inc., a pharmaceutical company, from July 2013 to May 2017. Prior to transitioning to the pharmaceutical industry, he was on the faculty of Harvard Medical School and an Associate Member of the Broad Institute while practicing clinical rheumatology and running a research laboratory at Brigham and Women’s Hospital from 2007 to 2013. Dr. Plenge completed his internal medicine residency as a molecular medicine fellow at University of California, San Francisco in 2002, served as rheumatology fellow at Brigham and Women’s Hospital from 2002 to 2006 and post-doctoral research fellow at the Broad Institute from 2003 to 2007. Dr. Plenge received a B.S. from the University of California, San Diego in 1992 and received his M.D. and Ph.D. degrees from Case Western Reserve University in 2000. We believe that Dr. Plenge is qualified to serve on our board of directors because of his experience assisting companies develop strategic vision, and implementation and partnerships of novel therapeutics, and because of his practice of medicine.

Term Expiring at the

2023 Annual Meeting of Stockholders (Class II)

Name	Age
Daniela Beckman (1)(2)	42
George Demetri, M.D.	64

(1)	Member of the nominating and corporate governance committee.
(2)	Member of the audit committee.

Daniella Beckman has served as a member of our board of directors since October 2017. Ms. Beckman has served as the chief financial officer of Tango Therapeutics, a biotechnology company, since September 2019. Prior to Tango, she provided consulting and interim chief financial officer services for early-stage biotechnology companies since November 2015. Previously, Ms. Beckman was the chief financial officer of Idenix Pharmaceuticals, Inc., a biopharmaceutical company, from June 2011 until it was acquired by Merck & Co., Inc., a pharmaceutical company, in August 2014. Ms. Beckman previously served as Idenix’s corporate controller from 2008 until her appointment as chief financial officer. Ms. Beckman has served as a member of the board of directors of Vor Biopharma Inc. since February 2021 and 5:01 Acquisition Corp. since October 2020. Ms. Beckman holds a B.S. in business administration-accounting from Boston University. She is also a certified public accountant in Massachusetts. We believe that Ms. Beckman is qualified to serve on our board of directors because of her financial expertise and her experience in public accounting in the life sciences industry.

George Demetri, M.D. has served as a member of our board of directors since July 2019. Since 1989, Dr. Demetri has served on the faculty of the Dana-Farber Cancer Institute, or DFCI, where he currently serves as the senior vice president for experimental therapeutics, as well as a director of the Sarcoma Center at Dana-Farber/Brigham and Women’s Cancer Center, and co-director of the Ludwig Center at Harvard Medical School. At Dana-Farber/Brigham and Women’s Cancer Center, he leads a multidisciplinary team focused on developing novel therapeutics for solid tumors, with an emphasis on sarcomas. Dr. Demetri serves as Chair of the Science Policy and Government Affairs Committee of the American Association for Cancer Research, as well as several scientific and editorial advisory boards. Dr. Demetri completed his residency in internal medicine at the University of Washington Hospitals in Seattle and a fellowship in medical oncology at DFCI. He earned his medical degree from Stanford University School of Medicine after receiving an undergraduate degree in biochemistry from Harvard University. Dr. Demetri has served as a member of the board of directors of Blueprint Medicines Corporation since December 2014; he also served as a member of the board of directors of Merrimack Pharmaceuticals, Inc. from December 2017 to September 2019. We believe that Dr. Demetri is qualified to serve on our board of directors because of his thirty years of experience as an oncologist, his extensive research and clinical interests, and his significant leadership experience on various national and international scientific and company advisory and fiduciary boards.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF MR. HUGHES AND MR. RENAUD.

CORPORATE GOVERNANCE

General

We believe that good corporate governance is important to ensure that Translate Bio is managed for the long-term benefit of our stockholders. This section describes key corporate governance practices that we have adopted. We have adopted a code of business conduct and ethics, which applies to all of our officers, directors and employees, corporate governance guidelines and charters for our audit committee, our compensation committee and our nominating and governance committee. We have posted copies of our code of business conduct and ethics and corporate governance guidelines, as well as each of our committee charters, on the Corporate Governance page of the “Investors & Media” section of our website, www.translate.bio, which you can access free of charge. Information contained on the website is not incorporated by reference in, or considered part of, this Proxy Statement. We intend to disclose on our website any amendments to, or waivers from, our code of business conduct and ethics that are required to be disclosed by law or Nasdaq Stock Market LLC, or Nasdaq, Marketplace Rules, or Nasdaq Listing Rules. We will also provide copies of these documents, as well as our other corporate governance documents, free of charge, to any stockholder upon written request to Teri Dahlman, Investor Relations, Translate Bio, Inc., 29 Hartwell Avenue, Lexington, MA 02421, telephone: (857) 242-7792, email: tdahlman@translate.bio.

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of Translate Bio and our stockholders. These guidelines, which provide a framework for the conduct of our board’s business, provide that:

•	our board’s principal responsibility is to oversee the management of Translate Bio;

•	except as may be otherwise permitted by the Nasdaq Listing Rules, a majority of the members of our board shall be independent directors;

•	the independent directors meet at least twice annually in executive session;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	our board will conduct a self-evaluation annually to determine whether it is functioning effectively.

Director Independence

The Nasdaq Listing Rules require a majority of a listed company’s board of directors to be composed of independent directors within one year of listing. In addition, the Nasdaq Listing Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act and compensation committee members must also satisfy the independence criteria set forth in Rule 10C-1 under the Exchange Act. Under the Nasdaq Listing Rules, a director will only qualify as an “independent director” if, in the opinion of the listed company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries. In order to be considered independent for purposes of Rule 10C-1, the board must consider, for each member of a compensation committee of a listed company, all factors specifically relevant to determining whether a director has a relationship to such company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (1) the source of compensation of the director, including any consulting, advisory or other compensatory fee paid by such company to the director; and (2) whether the director is affiliated with the company or any of its subsidiaries or affiliates.

In March 2021, our board of directors undertook a review of the composition of our board of directors and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that each of our directors, with the exception of Ronald C. Renaud, Jr. and Robert M. Plenge, M.D., Ph.D., is an “independent director” as defined under the Nasdaq Listing Rules. In making such determination, our board of directors considered the relationships that each such director has with our company and all other facts and circumstances that our board of directors deemed relevant in determining his or her independence, including the beneficial ownership of our capital stock by each director. Mr. Renaud is not an independent director under these rules because he is our chief executive officer. Dr. Plenge is not an independent director under these rules because he is the brother-in-law of our president, E. Rand Sutherland.

Other than the relationship between Dr. Sutherland and Dr. Plenge, there are no family relationships among any of our directors or executive officers.

Board Leadership Structure

Our nominating and corporate governance committee periodically assesses the board’s leadership structure, including whether the roles of chairman of the board of directors and chief executive officer should be separate, whether we should have a lead independent director and whether the leadership structure is appropriate. Until March 2021, our board of directors, upon the recommendation of our nominating and corporate governance committee, had separated the roles of chairman of the board of directors and chief executive officer. Our board of directors had appointed Mr. Lynch, an independent director within the meaning of the Nasdaq Listing Rules (see “Director Independence” above), as the chairman of the board of directors.

Effective upon the expiration of Mr. Lynch’s term as a director, Mr. Renaud will serve as chairman of our board of directors and Mr. Hughes will serve as our lead independent director. Our board of directors, upon the recommendation of the nominating and corporate governance committee, has determined that having the same individual hold both the chief executive officer and chairman of the board positions is in the best interests of our company and our stockholders and consistent with good corporate governance for the following reasons:

•	Our chief executive officer is familiar with our business and strategy and is well-positioned to focus the board of directors’ agenda on the key issues facing our company;

•	A single chairman and chief executive officer provides strong and consistent leadership for our company, without risking overlap or conflict of roles;

•	Oversight of our company is the responsibility of our board of directors as a whole, and this responsibility can be properly discharged without an independent chairman; and

•	Our lead independent director can provide similar benefits to those associated with an independent chairman.

Mr. Renaud’s duties as chairman of the board will include the following:

•	preparing or approving the agenda for each board meeting;

•	determining the frequency and length of board meetings and recommending when special meetings of our board of directors should be held; and

•	working with the lead independent director on matters relating to corporate governance and board performance.

As lead independent director, Mr. Hughes’s responsibilities will include the following:

•	chairing meetings of the independent directors in executive session;

•	meeting with any director who is not adequately performing his or her duties as a member of our board of directors or any committee;

•	facilitating communications between other members of our board of directors and the chairman and chief executive officer;

•

reviewing and, if appropriate, recommending action to be taken with respect to written communications from stockholders submitted to our board of directors (see “Communications with Our Board of Directors” below);

•	working with the chairman of the board to prepare the agenda for each board meeting; and

•	consulting with the chairman and chief executive officer on matters relating to corporate governance and board performance.

Director Nomination Process

Director Qualifications

In evaluating director nominees, the nominating and corporate governance committee will consider among other things the following factors:

•	reputation for personal and professional integrity, honesty and adherence to high ethical standards;

•

demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to the current and long-term objectives of our company and a willingness and ability to contribute positively to the decision-making process of our company;

•	strong finance experience;

•	commitment to understand our company and its industry and to regularly attend and participate in meetings of our board of directors and its committees;

•

interest and ability to understand the sometimes conflicting interests of the various constituencies of our company, which include stockholders, employees, customers, governmental units, creditors and the general public, and to act in the interests of all stockholders;

•	diversity of expertise and experience in substantive matters pertaining to our business relative to other board members;

•	diversity of background and perspective, including with respect to age, gender, race, place of residence and specialized experience; and

•	practical and mature business judgment, including the ability to make independent analytical inquiries.

The nominating and corporate governance committee’s goal is to assemble a board of directors that brings to the company a variety of perspectives and skills derived from high quality business and professional experience. Moreover, the nominating and corporate governance committee believes that the background and qualifications of the board of directors, considered as a group, should provide a significant mix of experience, knowledge and abilities that will allow the board of directors to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law.

The nominating and corporate governance committee has not adopted a formal policy with respect to diversity, but believes that our board of directors, taken as a whole, should embody a diverse set of skills, experiences and backgrounds. In this regard, the committee takes into consideration such other facts, including, without limitation, diversity, as it may deem are in the best interests of our company and its stockholders. Our directors’ performance and qualification criteria are reviewed periodically by the nominating and corporate governance committee.

Identification and Evaluation of Nominees for Directors

The nominating and corporate governance committee identifies nominees for director by first evaluating the current members of our board of directors willing to continue in service. Current members with qualifications and skills that are consistent with the nominating and corporate governance committee’s criteria for board of director service and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of our board of directors with that of obtaining a new perspective or expertise.

If any member of our board of directors does not wish to continue in service or if our board of directors decides not to re-nominate a member for re-election, the nominating and corporate governance committee identifies a new nominee that meets the criteria above. The committee generally inquires of our board of directors and members of management for their recommendations. The committee may also review the composition and qualification of the boards of directors of our competitors, and may seek input from industry experts or analysts. The nominating and corporate governance committee reviews the qualifications, experience and background of candidates. Final candidates, if other than our current directors, would be interviewed by the members of the nominating and corporate governance committee and by certain of our other independent directors and executive management. In making its determinations, the nominating and corporate governance committee evaluates each individual in the context of our board of directors as a whole, with the objective of assembling a group that can best contribute to the success of our company and represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the nominating and corporate governance committee makes its recommendation to our board of directors. To date, the nominating and corporate governance committee has not utilized third-party search firms to identify board of director candidates. The nominating and corporate governance committee may in the future choose to do so in those situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.

Stockholders may recommend individuals to our nominating and corporate governance committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials, a statement as to the number of shares of our common stock beneficially owned by the stockholder making the recommendation, and certain other information as set forth in our bylaws, to Nominating and Corporate Governance Committee, Attention: Paul Burgess, Chief Operating Officer, Chief Legal Officer and Corporate Secretary, Translate Bio, Inc., 29 Hartwell Avenue, Lexington, MA 02421. Assuming that appropriate biographical and background material has been provided on or before the dates set forth in the section below entitled “Stockholder Proposals for our 2022 Annual Meeting,” the committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others, as described above.

Communications with Our Board of Directors

Our board of directors will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The chairman of the board of directors (if an independent director), or the lead independent director (if one is appointed), or otherwise the chair of our Nominating and Governance Committee, with the assistance of our Chief Legal Officer or his or her designee, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he or she considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the chairman of the board considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to our board of directors should address such communications to Translate Bio, Inc., Attention: Paul Burgess, Chief Operating Officer, Chief Legal Officer and Corporate Secretary, 29  Hartwell Avenue, Lexington, MA 02421.

Board Meetings and Attendance

Our board of directors met ten (10) times during our fiscal year 2020, including telephonic meetings. During the year, each of our directors, except for one, attended 75% or more of the aggregate number of meetings of the board of directors and the committees on which he or she served. Robert M. Plenge, M.D., Ph.D. attended two (2) of the three (3) compensation committee meetings, or 67%, held during 2020. Dr. Plenge attended 100% of the board meetings held in 2020.

Director Attendance at Annual Meeting

Although our company does not have a formal policy regarding attendance by members of our board of directors at our annual meeting, we encourage all of our directors to attend. For our annual meeting of stockholders in 2020, all of our directors with terms continuing after the meeting or who were nominated for re-election at the meeting were in attendance.

Board Committees

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee, each of which operates under a charter that has been approved by our board. A copy of each committee’s charter can be found under the “Investors & Media—Corporate Governance” section of our website, which is located at www.translate.bio.

Audit Committee

The members of our audit committee are Daniella Beckman, Owen Hughes and Daniel S. Lynch. As Mr. Lynch is not a director nominee up for re-election at the Annual Meeting, the board of directors intends to appoint a new audit committee member following the election of directors at the Annual Meeting. Daniella Beckman is the chair of the audit committee. Our audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from that firm;

•	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing our internal audit function;

•	overseeing our risk assessment and risk management policies;

•	establishing policies regarding procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our internal auditing staff, if any, and our independent registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the audit committee report required by SEC rules.

All audit and non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our audit committee.

Our audit committee held four (4) meetings during 2020. Our board of directors has determined that Ms. Beckman is an “audit committee financial expert” as defined in applicable SEC rules. We believe that the composition of our audit committee meets the requirements for independence under current Nasdaq and SEC rules and regulations. Our board of directors has also determined that each member of our audit committee can read and understand fundamental financial statements, in accordance with applicable requirements. In arriving at these determinations, the board of directors has examined each audit committee member’s scope of experience and the nature of their employment in the corporate finance sector.

Compensation Committee

The members of our compensation committee are Daniel S. Lynch and Jean-François Formela. Daniel S. Lynch is the chair of the compensation committee. Until March 2021, Robert M. Plenge, M.D., Ph.D. served on the compensation committee. As Mr. Lynch is not a director nominee up for re-election at the Annual Meeting, the board of directors intends to appoint a new compensation committee member following the election of directors at the Annual Meeting. Our compensation committee’s responsibilities include:

•	reviewing and approving, or making recommendations to our board of directors with respect to, the compensation of our chief executive officer and our other executive officers;

•	overseeing an evaluation of our senior executives;

•	overseeing and administering our cash and equity incentive plans;

•	reviewing and making recommendations to our board of directors with respect to director compensation;

•	periodically reviewing and discussing with our board corporate succession plans for our chief executive officer and other key officers;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis” disclosure if and to the extent then required by SEC rules; and

•	preparing the compensation committee report if and to the extent then required by SEC rules.

We believe that the composition of our compensation committee meets the requirements for independence under current Nasdaq and SEC rules and regulations. Our compensation committee held three (3) meetings during 2020.

Nominating and Corporate Governance Committee

The members of our nominating and corporate governance committee are Daniella Beckman, Owen Hughes and Robert Meyer, M.D. Daniella Beckman is the chair of the nominating and corporate governance committee. Our nominating and corporate governance committee’s responsibilities include:

•	recommending to our board of directors the persons to be nominated for election as directors and to each of our board’s committees;

•	reviewing and making recommendations to our board with respect to our board leadership structure;

•	reviewing and making recommendations to our board with respect to management succession planning;

•	developing and recommending to our board of directors corporate governance principles;

•	overseeing our policies with respect to compliance management and any compliance committee established; and

•	overseeing a periodic evaluation of our board of directors.

We believe that the composition of our nominating and corporate governance committee meets the requirements for independence under current Nasdaq and SEC rules and regulations. The nominating and corporate governance committee held two (2)  meetings during 2020.

The Board’s Role in Risk Oversight

Our board of directors oversees our risk management processes directly and through its committees. Our management is responsible for risk management on a day-day basis. The role of our board of directors and its committees is to oversee the risk management activities of management. Our board of directors fulfills this duty by discussing with management the policies and practices utilized by management in assessing and managing risks and providing input on those policies and practices.

In general, our board of directors oversees risk management activities relating to business strategy, acquisitions, capital allocation, organizational structure and certain operational risks; our audit committee oversees risk management activities related to financial controls and legal and compliance risks; our compensation committee oversees risk management activities relating to our compensation policies and practices and management succession planning; and our nominating and corporate governance committee oversees risk management activities relating to the composition of our board of directors, corporate governance and compliance. Each committee reports to the full board of directors on a regular basis, including reports with respect to the committee’s risk oversight activities as appropriate. In addition, since risk issues often overlap, committees from time to time request that the full board of directors discuss particular risks.

In December 2019, the Board established a corporate compliance plan, to be overseen by the nominating and corporate governance committee. The purpose of the compliance plan is to ensure that our company’s structure, people and technology are working together to effectively manage risks and maintain compliance in all areas of operation. Our chief operating officer, who acts as the chief compliance officer under the compliance plan, meets with the Company’s functional heads to discuss best practices, ensure compliance activities are being conducted within key areas and coordinate advice seeking. The compliance officer submits periodic reports to the nominating and corporate governance committee. In December 2020, the nominating and corporate governance committee met to discuss the compliance report for 2020.

Like other companies in our industry, we have assessed and continue to actively assess the impact of COVID-19 on our business. In early 2020, we assembled a cross-disciplinary team, which includes all of our executive officers, for the continuous monitoring of the rapidly evolving situation and timely measures to support safe and continuous operations and manage our liquidity and financial position. Our board of directors has been actively engaged with management in monitoring the severe market developments and other effects of COVID-19 pandemic.

Limitation of Liability and Indemnification

Our certificate of incorporation limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the Delaware General Corporation Law and provides that no director will have personal liability to us or to our stockholders for monetary damages for breach of fiduciary duty as a director. However, these provisions do not eliminate or limit the liability of any of our directors:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	for voting for or assenting to unlawful payments of dividends, stock repurchases or other distributions; or

•	for any transaction from which the director derived an improper personal benefit.

Any amendment to or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to such amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, our certificate of incorporation provides that we must indemnify our directors and officers and we must advance expenses, including attorneys’ fees, to our directors and officers in connection with legal proceedings, subject to very limited exceptions.

We maintain a general liability insurance policy that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers. In addition, we have entered into indemnification agreements with all of our directors and executive officers. These indemnification agreements may require us, among other things, to indemnify each such director and executive officer for some expenses, including attorneys’ fees, judgments, fines and settlement amounts, incurred by him or her in any action or proceeding arising out of his or her service as one of our directors or executive officers.

Some of our non-employee directors may, through their relationships with their employers, be insured or indemnified against specified liabilities incurred in their capacities as members of our board of directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, executive officers or persons controlling us, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Report of the Audit Committee of the Board of Directors

The audit committee oversees the Company’s financial reporting process on behalf of the board of directors. We have reviewed the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2020 and discussed them with Company management and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm.

We have received from, and discussed with, PricewaterhouseCoopers LLP, which is responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements with accounting principles generally accepted in the United States, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards, including the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC. In addition, we have received from PricewaterhouseCoopers LLP the written disclosures and the letter required by applicable requirements of the PCAOB regarding its communications with us concerning independence, have considered the compatibility of non-audit services with the auditors’ independence and have discussed with PricewaterhouseCoopers LLP its independence from management and the Company.

Based on the review and discussions referred to above, we recommended to the board of directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

This report of the audit committee is not “soliciting material,” shall not be deemed “filed” with the SEC and shall not be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the audit committee.
Respectfully submitted,
The Audit Committee of the Board of Directors
Daniella Beckman (chair)
Daniel S. Lynch
Owen Hughes

PROPOSAL 2 – ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

Our board of directors is providing our stockholders with an opportunity to cast a non-binding, advisory vote to approve the compensation of our named executive officers.

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. As described below in the Compensation Discussion and Analysis section, we have developed a compensation program that is designed to attract and motivate employees to achieve short-term and long-term results that are in the best interests of our stockholders. We believe our compensation policy strikes an appropriate balance between the implementation of responsible, measured compensation practices and the effective provision of incentives for our named executive officers to exert their best efforts for our success.

We are asking for stockholder approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement, which includes the disclosures under the Executive Officer and Director Compensation section below, and the compensation tables and the narrative discussion following the compensation tables in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement.

The following resolution will be submitted for a stockholder vote at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.

As this vote is advisory, it will not be binding upon our board of directors or compensation committee, and neither our board of directors nor our compensation committee will be required to take any action as a result of the outcome of this vote. However, our compensation committee will carefully consider the outcome of this vote when considering future executive compensation policies and decisions.

For approval, this proposal must receive the affirmative vote of the majority of shares properly cast on the proposal. Abstentions and broker non-votes will have no effect on Proposal 2.

The board of directors recommends voting “FOR” Proposal 2 to approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this proxy statement.

PROPOSAL 3 – ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Act enables our stockholders to indicate how frequently they believe we should seek an advisory vote on the compensation of our named executive officers. We are seeking a non-binding, advisory vote from our stockholders as to the frequency with which stockholders would have an opportunity to provide a non-binding, advisory approval of the compensation of our named executive officers. We are providing stockholders the option of selecting a frequency of every year (“1 YEAR” on the proxy card), every two years (“2 YEARS” on the proxy card) or every three years (“3 YEARS” on the proxy card), or to abstain on the matter.

After careful consideration, our board of directors recommends that an advisory vote on executive compensation should be held every year. Annual votes will provide the board of directors and compensation committee with clearer feedback regarding the compensation of our named executive officers. The primary focus of the disclosure of the compensation of our named executive officers required to be included in our proxy statements is compensation granted in or for the prior fiscal year. Accordingly, an annual executive compensation advisory vote will complement the annual focus of our proxy statement disclosure and provide the board of directors and compensation committee with the clearest and most timely feedback of the three frequency options. Additionally, an annual executive compensation advisory vote is consistent with our policy of reviewing our compensation programs annually, as well as considering input from our stockholders on corporate governance and executive compensation matters. This feedback may then be considered by the board of directors and compensation committee in their annual decision-making process. For these reasons, we believe an annual vote would be the best governance practice for our company at this time.

This vote is advisory, and therefore not binding on our board of directors or compensation committee. However, our board of directors and compensation committee value the opinions of our stockholders and intend to take into account the outcome of the vote when considering the frequency of holding future advisory votes on the compensation of our named executive officers.

The board of directors recommends that stockholders vote, on an advisory basis, for every year (“1 YEAR” on the proxy card) as the frequency for future non-binding, advisory stockholder votes regarding the compensation of our named executive officers.

EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers as of April 1, 2021:

Name	Age	Position(s)
Ronald C. Renaud, Jr.	52	Chief Executive Officer, Director
E. Rand Sutherland, M.D., M.P.H.	51	President
Ann Barbier, M.D., Ph.D.	56	Chief Medical Officer
Paul Burgess	47	Chief Operating Officer, Chief Legal Officer and Secretary
Richard Wooster, Ph.D.	56	Chief Scientific Officer

The biography of Ronald C. Renaud, Jr. can be found under “Nominees for Election to the Board of Directors.”

E. Rand Sutherland, M.D., M.P.H. has served as our president since March 2021. Dr. Sutherland previously served as global head of medical affairs at Sanofi Genzyme, a biotechnology company, from June 2018 to March 2021. Prior to that, he served as head of the rare diseases development therapeutic area at Sanofi Genzyme from June 2016 to June 2018, and in leadership roles in the immunology development therapeutic area at Sanofi from February 2014 to June 2016. There Dr. Sutherland led clinical development and medical affairs teams to develop and launch medicines for lysosomal storage diseases, rare blood and other genetic diseases, and pulmonary and immunological diseases. Prior to joining Sanofi, from July 2001 to February 2014, Dr. Sutherland was a faculty member at the University of Colorado, and from July 2009 to February 2014 he served as chief of pulmonary and critical care medicine at National Jewish Health in Denver, where he cared for patients and led an NIH-funded clinical and translational research program focused on severe asthma and other complicated pulmonary diseases. Dr. Sutherland received a B.A. from Oberlin College, an M.P.H. from the Harvard School of Public Health and an M.D. from the University of Chicago. He completed his post-doctoral training in Internal Medicine at the University of California, San Francisco and completed a fellowship in pulmonary and critical care medicine at the University of Colorado.

Ann Barbier, M.D., Ph.D. has served as our chief medical officer since November 2017. Dr. Barbier was previously vice president of clinical development, rare genetic diseases, at Agios Pharmaceuticals Inc., a biopharmaceutical company, from June 2015 to October 2017, during which time she led the development program of a small molecule in rare benign hematological diseases. From 2007 until May 2015, Dr. Barbier was employed by Shire plc, a pharmaceutical company (now a subsidiary of Takeda Pharmaceutical Company Ltd.), most recently as senior director of clinical development. Dr. Barbier received an M.D. and Ph.D. in pharmacology from the University of Gent, Belgium, and a Master of Science from the Free University of Brussels, Belgium. She pursued a postdoctoral fellowship at the University of Tennessee in Memphis. Dr. Barbier has served on the board of directors of Pieris Pharmaceuticals, Inc. since April 2018.

Paul Burgess has served as our chief operating officer since December 2019 and chief legal officer since June 2018. Prior to that, he served as our general counsel since May 2016. He previously served as our vice president of intellectual property from March 2015 until May 2016. Mr. Burgess was also vice president of intellectual property at Scholar Rock, Inc., a biotechnology company, from July 2015 to April 2016 and held the same position at BIND Therapeutics, a biotechnology company, from 2008 to July 2015. He was also head of intellectual property at Civitas Therapeutics, a biopharmaceutical company, from March 2011 to February 2015. Prior to becoming a lawyer, Mr. Burgess worked as a scientist at Genetics Institute from 1995 to 1999. He received a J.D. from Northeastern University, M.S. in pharmacology from Northeastern University and B.S. in biology from Merrimack College.

Richard Wooster, Ph.D. has served as our chief scientific officer since April 2019. From March 2015 to April 2019, Dr. Wooster served as the president of research and development and chief scientific officer at Tarveda Therapeutics, Inc., a biopharmaceutical company (formerly known as Blend Therapeutics, Inc.). From

May 2013 until March 2015, he acted as the chief scientific officer of Tarveda Therapeutics and as its president from January 2014 to March 2015. Prior to joining Tarveda Therapeutics, Dr. Wooster was vice president and discovery performance unit head in oncology at GlaxoSmithKline plc, a pharmaceutical company. During his academic career, Dr. Wooster discovered the breast cancer susceptibility gene BRCA2, was one of the founders of the Cancer Genome Project at the Welcome Trust Sanger Institute where mutations in BRAF were first discovered and developed the COSMIC mutation database and website. He has more than 100 peer-reviewed articles and papers in scientific journals. Dr. Wooster received a BSc in Biochemistry and a Ph.D. in drug metabolizing enzymes from the University of Dundee, Scotland.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Our compensation committee is responsible for overseeing the total compensation of our senior management team, which consists of our executive officers and certain other senior executives. In this capacity, our compensation committee designs, implements, reviews and approves all compensation for our chief executive officer and our other executive officers. This section discusses the principles underlying our policies and decisions with respect to the compensation of our named executive officers, and all material factors relevant to an analysis of these policies and decisions. Our named executive officers for the fiscal year ended December 31, 2020, were:

•	Ronald C. Renaud, Jr., our chief executive officer;

•	Ann Barbier, M.D., Ph.D., our chief medical officer;

•	Paul Burgess, our chief operating officer, chief legal officer and secretary;

•	John Schroer, our former chief financial officer who served until December 2020; and

•	Richard Wooster, Ph.D., our chief scientific officer.

Company Background and Select Business Highlights for 2020

We are a clinical-stage messenger RNA, or mRNA, therapeutics company developing a new class of potentially transformative medicines to treat diseases caused by protein or gene dysfunction, or to prevent infectious diseases by generating protective immunity. Using our proprietary mRNA therapeutic platform, or MRT platform, we create mRNA that encodes functional proteins. Our mRNA is designed to be delivered to the target cell where the cell’s own machinery recognizes it and translates it, restoring or augmenting protein function to treat or prevent disease. We believe the mRNA design, delivery and manufacturing capabilities of our MRT platform provide us with the most advanced platform for developing product candidates that deliver mRNA encoding functional proteins for therapeutic uses. We believe our MRT platform is broadly applicable across multiple diseases in which the production of a desirable protein can have a therapeutic effect. We are primarily focused on applying our MRT platform to treat pulmonary diseases caused by insufficient protein production or where production of proteins can modify disease. In addition, we are pursuing discovery efforts in diseases that affect the liver. We are also pursuing the applicability of our MRT platform for the development of mRNA vaccines for infectious diseases under a collaboration with Sanofi Pasteur Inc., or Sanofi, the vaccines global business unit of Sanofi S.A.

In response to the COVID-19 pandemic, we took significant steps to protect our employees while simultaneously maintaining operations. In order to ensure the safety of our employees, we restricted access to our facility to those individuals who perform critical research, translational medicine and laboratory support activities that must be completed on site, limited the number of such people that can be present at our facility at any one time and required that our non-laboratory personnel work remotely. For those individuals who must work on-site, we implemented social distancing protocols consistent with guidelines issued by federal, state and local law. In addition, we implemented weekly testing, provided antibody testing to all employees, and follow strict protocols to ensure on site safety. We also significantly expanded our wellness programs to support all of our employees’ physical, mental and financial well-being during the COVID-19 pandemic.

We actively continue to monitor COVID-19 trends and government guidance. The ultimate impacts of the COVID-19 pandemic are still unknown and uncertain.

Despite the significant burden placed on our operations because of the COVID-19 pandemic, we still achieved certain of our pre-defined goals, as well as additional accomplishments. In April 2020, we announced that enrollment and dosing were paused in our ongoing Phase 1/2 clinical trial of MRT5005 in patients with cystic fibrosis, or CF, as a consequence of the COVID-19 pandemic. In September 2020, we announced that enrollment and dosing resumed. In January 2021, we announced that we had completed enrollment and dosing in the dose cohorts comprising the second interim data analysis. We subsequently reported second interim data analysis in the first quarter of 2021.

During 2020, we were able to expand our collaboration with Sanofi twice. We initially amended our collaboration in March 2020 to include the development of a vaccine for COVID-19 in light of the COVID-19 pandemic. In June 2020, we amended the collaboration again to include all infectious disease. Under the terms of the amended agreement, we received $300 million in an upfront payment and an equity investment of $125 million and, overall, we are eligible to receive up to $1.9 billion of potential milestones and other payments as well as tiered royalties on worldwide sales of developed vaccines. In turn, Sanofi received exclusive worldwide rights for infectious disease mRNA vaccines. Sanofi will pay for all costs during the collaboration term. Pursuant to this collaboration, we advanced the COVID-19 vaccine candidate to enable the initiation of a Phase 1/2 clinical trial in March 2021 and anticipate a clinical proof of technology trial to initiate for an influenza vaccine in mid-2021. We are also advancing additional preclinical mRNA vaccine candidate programs for other viral and bacterial pathogens.

In later 2020, we also established a long-term strategic plan, TBIO 2025. Our long-term strategic plan is focused on several areas of value creation and measured growth: adding key in-house capabilities, deepening pulmonary and delivery expertise, increasing research and development, or R&D, investments as well as supporting infrastructure with a continued goal of advancing platform innovation and driving multiple programs into the clinic. This long-term plan incorporates an R&D strategy with a continued focus on mRNA therapeutics for pulmonary indications, an expanded effort in mRNA therapeutics for liver diseases and an exploration of new areas for application of the technology including therapeutic antibodies and protein degradation. It also includes the continued comprehensive effort to develop mRNA vaccines for infectious diseases with Sanofi.

In addition, we ended the fiscal year 2020 with cash, cash equivalents and investments that we believe enable us to fund operating expenses and capital expenditure requirements through 2023.

These achievements were taken into consideration for executive compensation in 2020, as a significant portion of our 2020 annual cash incentive program is tied to our performance and the execution of key business initiatives. As further discussed below, as a consequence of the COVID-19 pandemic, certain pre-defined goals were not achieved, while other goals were far exceeded. As a result of this mix, our compensation committee determined that our company achieved 100% of its pre-defined corporate performance goals and objectives for 2020. This contributed to an overall increase in compensation paid to our chief executive officer in 2020 relative to 2019 (in which the compensation committee determined that the Company achieved 80% of its specified corporate goals for 2019), as well as to the other named executive officers.

Compensation Philosophy

Our compensation committee believes a well-designed compensation program should align executive interests with the drivers of growth and stockholder returns by supporting our achievement of its primary business goals and our ability to attract and retain employees whose talents, expertise, leadership, and contributions are expected to sustain growth and drive long-term stockholder value. Consequently, we maintain an ongoing commitment to corporate governance principles and strong performance orientation in our compensation program. Our compensation committee regularly reviews our compensation policies and program design overall, to ensure that they are aligned with the interests of our stockholders and our business goals and that the total compensation paid to our employees is fair, reasonable and competitive. The market for qualified and talented executives in the biopharmaceutical industry is highly competitive and we compete for talent with many companies that have greater resources than we do. Furthermore, as the biopharmaceutical industry is characterized by a very long product development cycle, including a lengthy research and development period and a rigorous approval phase involving clinical studies and governmental regulatory approval, many of the traditional benchmarking metrics, such as product sales, revenues and profits, are inappropriate for an early-stage development biopharmaceutical company such as Translate Bio.

Overview of Our Compensation Programs

Key elements of our executive compensation programs include the following:

Compensation Element	Purpose	Features
Base salary	To attract and retain highly skilled executive officers.	Fixed component of pay to provide financial stability, based on responsibilities, experience, individual contributions and peer company data.

Annual cash incentive program	To promote and reward the achievement of key short-term strategic and business goals of the Company as well as individual performance; to motivate and attract executive officers.	Variable component of pay based on annual quantitative and qualitative company performance goals.

Equity incentive compensation	To encourage executive officers to focus on long-term company performance; to promote retention; to reward outstanding company and individual performance.	Typically, subject to multi-year vesting based on continued service and primarily in the form of stock options, the value of which depends on the performance of our common stock price, in order to align executive officer interests with those of our stockholders over the longer-term.

We may award annual merit-based increases in base salary based upon an assessment of each executive’s performance and the scope of his or her responsibilities. Our 2020 annual cash incentive program was designed to reward annual achievements as measured against pre-determined specified corporate goals. We awarded cash incentive payments to our named executive officers under our 2020 annual cash incentive program, which is described in more detail below.

We typically make equity grants to each of our executive officers upon commencement of employment, annually in conjunction with our review of their individual performance, and in connection with a promotion. In addition, equity awards are our primary long-term incentive vehicle for our executive officers. We believe that equity grants provide our executive officers with a strong link to our long-term performance, create an ownership culture, and help align the interests of our executive officers and our stockholders. Accordingly, we believe equity compensation is a crucial component of any competitive executive compensation package we offer.

With the exception of our 2020 annual cash incentive program, we do not have any pre-established targets for allocations or apportionment by type of compensation. The mix of compensation components is designed to reward annual results as well as drive long-term company performance and create stockholder value. The compensation committee generally targeted overall target compensation for our executive officers near the 50th percentile of compensation paid to similarly situated executive officers of companies in our peer group.

In addition to our direct compensation elements, the following features of our compensation program are designed to align the interests of our executive team with those of stockholders and with market best practices:

What We Do	What We Do NOT Do

Use market data from an industry-specific peer group to set competitive compensation levels

Deliver executive compensation primarily through performance-based pay

Set challenging short-term incentive program goals

Offer market-competitive benefits for executive officers that are consistent with those offered to the rest of our employees

Have stock ownership guidelines applicable to our executive officers and non-employee directors

Consult with an independent compensation advisor on compensation levels and practices

Allow hedging or pledging of equity

Provide excessive perquisites

Provide supplemental executive retirement plans

Allow for re-pricing of stock options without stockholder approval

Provide cash or equity severance compensation upon a change in control unless employment is terminated (i.e., requires a “double trigger”).

Chief Executive Officer Compensation

We believe the target compensation mix provided to our chief executive officer in 2020 encouraged him to focus on the company’s long-term success and was aligned with the long-term interests of our stockholders, in accordance with our compensation philosophy. Mr. Renaud’s total target compensation was set slightly below the 75th percentile of compensation paid to similarly situated chief executive officers of companies in our peer group, while his total equity compensation was slightly above the 50th percentile. His overall compensation was comprised of a mix of fixed (in the form of 2020 base salary), annual (in the form of 2020 annual cash incentive award) and long-term incentive compensation (in the form of equity incentive awards granted in 2020) we provided to our chief executive officer in 2020. Approximately 83% of the target compensation mix was at-risk.

Approximately 73% of Mr. Renaud’s 2020 total compensation as reported in the Summary Compensation Table below relates to stock options that vest over a four-year period and only realize value if our stock price increases after the date of grant. Due to the strong alignment between pay and performance over the last year, our chief executive officer’s total realizable pay in the year ended December 31, 2020, represented by his base salary, annual cash incentive award, and options grants, is approximately 100% of the value disclosed in the Summary Compensation Table.

Role of Compensation Committee

Each year, our compensation committee reviews and establishes the levels of each element of total compensation for our employees, including our senior executive team. As part of this process, our compensation committee reviews the mix of compensation elements to ensure our performance-based compensation is an appropriate proportion of overall compensation and is aligned with our business goals and strategy. The specific performance factors our compensation committee considers when determining the compensation of our named executive officers include:

•	key research and development achievements, including advances in our MRT platform;

•	initiation and progress of clinical studies for our product candidates;

•	initiation and expansion of significant partnerships or collaborations;

•	expansion of our manufacturing and operational capabilities, including our commercial readiness, on a global basis;

•	achievement of regulatory milestones, including regulatory filings for marketing approval;

•	establishment and maintenance of key strategic relationships and new business initiatives, including financings; and

•	development of global organizational capabilities, success in hiring and growth management initiatives.

Our executive officers are also evaluated based on factors such as individual, strategic, and leadership achievements. These performance factors are considered by our compensation committee in connection with our annual performance reviews described below and are a critical component in the determination of annual cash and equity incentive awards for our executive officers.

By the end of the first quarter of each year, annual company goals and individual performance objectives applicable to cash incentive compensation are determined and set forth in writing. After the end of each year, our compensation committee determines executive compensation levels after carefully reviewing overall Company performance and performing an evaluation of each named executive officer’s annual performance against established company goals, as well as each individual executive officer’s contributions to achievement of company goals. In addition, our compensation committee may apply its discretion, as it deems appropriate, in determining executive compensation.

Our compensation committee, with input from the board of directors, evaluates our chief executive officer’s individual performance and determines whether to change his base salary, grant him an annual equity award and/or change his target percentage cash award under our annual cash incentive program. In December of each year, our compensation committee meets to review performance for that fiscal year and preview any changes to the compensation structure for the upcoming year. At its first regularly scheduled meeting of the new year, our compensation committee typically recommends to the board of directors, and the board grants annual equity awards, and determines changes in base salary and the amount of any cash incentive payments, with any changes to base salary retroactive to the beginning of the new year. Our compensation committee may also review the compensation of our executive officers throughout the course of the year. With respect to year-end reviews, any changes in base salary are effective at the beginning of the year.

Role of Chief Executive Officer

During the last quarter of each year, our chief executive officer evaluates our company performance and each executive officer’s individual performance, as compared to the company goals and, as applicable, the individual objectives for that year. Based on this evaluation, our chief executive officer recommends to our compensation committee any increases in base salary, any annual equity awards and cash awards under our annual cash incentive program for the executive officers of our company other than himself.

Annual company goals are proposed by our senior management team and chief executive officer and then are reviewed and approved by our board of directors and compensation committee. For 2020, our executive officers’ annual cash incentive awards were determined entirely on performance relative to company goals, in order to drive maximal stockholder value. Any merit increases in base salary and any annual equity awards or cash awards made under our 2020 annual cash incentive program were based on the achievement of these company performance goals and objectives. In early 2020, upon the recommendation of our compensation committee, our board of directors established the target cash incentive award opportunity for each executive officer under the 2020 annual cash incentive program, representing a percentage of each individual’s base salary.

Role of Our Independent Compensation Consultant

For 2020, our compensation committee engaged Radford, which is part of the Rewards Solutions practice at Aon plc, as its independent compensation consultant to advise on executive and board of directors compensation matters including: overall compensation program design, peer group development and updates, and collection of market data to inform our compensation programs for our executive officers and members of our board of directors. We develop our compensation programs after reviewing publicly available compensation data, and we also subscribe to Radford’s various global annual and specialized life sciences and general industry surveys on an ongoing basis. Radford advised the compensation committee on all of the principal aspects of executive compensation. Radford consultants attend meetings of the compensation committee when requested to do so. Radford reports directly to our compensation committee and not to management, although it meets with management for purposes of gathering information for its analyses and recommendations. Our compensation committee has assessed the independence of Radford consistent with SEC regulations and Nasdaq listing standards and has concluded that the engagement of Radford does not raise any conflict of interest.

Defining and Comparing Compensation to Market Benchmarks

The compensation committee uses competitive compensation data from the annual total compensation study of peer companies to inform its decisions about overall compensation opportunities and specific compensation elements. The underlying objective in using competitive compensation data is to attract, retrain and motivate superior executive talent, provide incentives to reward achievement of performance goals that directly correlate with increasing shareholder value, to facilitate executive retention and to align executive officer’s interests with those of our shareholders. Compensation positioning is used to assess the pay levels and pay mix of the aggregate executive compensation program. Overall, the compensation committee targets the base salary at 50th percentile, the cash bonus at a 50th percentile and the long-term incentives at a 50th to 75th percentile.

In evaluating the total compensation of our named executive officers, our compensation committee, using information provided by Radford, establishes a peer group of publicly traded companies in the biopharmaceutical and biotechnology industries that is selected based on a balance of the following criteria:

•	companies whose number of employees, stage of development and market capitalization are similar, though not necessarily identical, to ours;

•	companies with similar executive positions to ours;

•	companies against which we believe we compete for executive talent; and

•	public companies based in the United States whose compensation and financial data are available in proxy statements or through widely available compensation surveys.

In addition to the criteria above, our compensation committee also considered the specific peers identified independently by each advisor, and our compensation committee also included in their consideration companies who list Translate Bio as a peer in their compensation disclosures. Because the market for executive talent in the biopharmaceutical and biotechnology industries is competitive, and in particular the pool of candidates with relevant experience for our MRT platform business is small, our peer group reflects the fact that we compete for executive talent with companies who are larger than and may have more resources than we do.

Based on these criteria and considerations, our peer group for 2020, referred to as our 2020 peer group, as approved by our compensation committee consisted of the following 18 companies:

Audentis Therapeutics, Inc. AVROBIO, Inc. Concert Pharmaceuticals, Inc. Constellation Pharmaceuticals Inc. CytomX Therapeutics, Inc. Dicerna Pharmaceuticals, Inc.	Editas Medicine, Inc. Epizyme, Inc. Five Prime Therapeutics, Inc. (acquired by Amgen Inc. in March 2020) Homology Medicines, Inc. Intellia Therapeutics, Inc. Magenta Therapeutics, Inc.	Ra Pharmaceuticals, Inc. (acquired by UCB S.A. in April 2020) Rocket Pharmaceuticals, Inc. Solid Biosciences Inc. Syros Pharmaceuticals, Inc. Voyager Therapeutics, Inc. Wave Life Sciences Ltd.

We believe that the compensation practices of our 2020 peer group provided us with appropriate compensation reference points for evaluating the compensation of our named executive officers during 2020.

For purposes of compensation for 2021, our compensation committee, with the advice of Radford, examined our 2020 peer group in light of our continued growth throughout 2020, which is anticipated to continue in 2021 and beyond, the stage of development and commercialization of our programs, and our increased market capitalization. As a result, seven peer companies were removed and six new companies were added. Our peer group for 2021, as approved by our compensation committee, consists of the following 17 companies:

Arcturus Therapeutics Ltd.*	Homology Medicines, Inc.	Sangamo Therapeutics, Inc.*

AVROBIO, Inc.	Intellia Therapeutics, Inc.	Stoke Therapeutics, Inc.*

Constellation Pharmaceuticals Inc.	Magenta Therapeutics, Inc.	Syros Pharmaceuticals, Inc.

CytomX Therapeutics, Inc.	REGENXBIO Inc.*	uniQure N.V.*

Dicerna Pharmaceuticals, Inc.	Relay Therapeutics, Inc.*	Voyager Therapeutics, Inc.

Editas Medicine, Inc.	Rocket Pharmaceuticals, Inc.

*	New to the 2021 peer group

Base Salary for Our Named Executive Officers in 2020

We provide base salaries to our named executive officers to compensate them with a fair and competitive base level of compensation for services rendered during the year. Our compensation committee typically determines the base salary for each executive based on the executive’s responsibilities, experience and, if applicable, the base salary level of the executive prior to joining Translate Bio. In addition, our compensation committee reviews and considers the level of base salary paid by companies in our peer group for similar positions.

With respect to Mr. Renaud, our chief executive officer, at the beginning of 2020, our compensation committee reviewed Mr. Renaud’s overall compensation and determined to increase his annual base salary from $540,108 to $570,000, based on his critical role at our company, his leadership of our company throughout 2020 and a comparison of his base salary to the base salary of chief executive officers in our 2020 peer group.

At the beginning of 2020, our compensation committee recommended, and our board of directors approved, merit increases in base salary for each of our other named executive officers serving at that time, based upon our performance against our 2019 pre-defined company goals and the other factors described above. The table below sets forth the adjustments to base salary, in dollars and as a percentage, for each of our named executive officers:

Name	2019 Base Salary ($)	2020 Base Salary ($)	Increase (%)
Ronald C. Renaud, Jr.	540,108	570,000	5.53
John Schroer	390,000	405,000	3.85
Richard Wooster, Ph.D.	400,000	420,000	5.00
Ann Barbier, M.D., Ph.D.	415,000	430,000	3.61
Paul Burgess	375,000	420,000	12.00

Mr. Burgess’s base salary was increased by 12% in recognition of his promotion to and his new role as chief operating officer commencing in December 2019.

2020 Annual Cash Incentive Program

Our compensation committee aims to determine an appropriate mix of cash payments and equity incentive awards to incentivize each executive to meet short- and long-term goals and objectives. In December 2019, the compensation committee met to preview our compensation consultant’s competitive market assessment. In February 2020, our compensation committee recommended, and our board of directors approved, the annual cash incentive program for 2020 based on performance and market analysis, including the opportunity for eligible participants to achieve incentive awards above established bonus targets based on the Company’s performance against 2020 corporate goals. As discussed above under “— Company Background and Select Business Highlights for 2020”, the 2020 annual cash incentive program and the 2020 corporate goals were established before the COVID-19 pandemic began. As a result of the COVID-19 pandemic, the company also undertook numerous additional steps throughout the remainder or 2020 to ensure the safety of its employees while simultaneously maintaining operations.

The table below shows the target award under the annual performance-based cash incentive program as a percentage of each named executive officer’s annual base salary in 2020, the target cash award opportunity in dollars for 2020 and the actual cash bonus payments to our named executive officers for 2020 performance, which were paid in March 2021, as well as the actual bonus payment as a percentage of the target award opportunity. The details regarding the determination of these cash bonus awards are discussed below.

Name	2020 Target Cash Incentive Award (% of 2020 Base Salary)	2020 Target Cash Incentive Award Opportunity ($)	2020 Cash Incentive Award Payment ($)	2020 Actual Cash Incentive Award Payment (% of 2020 Target Cash Incentive Award Opportunity)
Ronald C. Renaud, Jr.	55	313,500	313,500	100
Ann Barbier, M.D., Ph.D.	40	172,000	172,000	100
Paul Burgess	40	168,000	168,000	100
John Schroer(1)	40	162,000	162,000	100
Richard Wooster, Ph.D.	40	168,000	168,000	100

(1)	Per the Separation Agreement with John Schroer dated December 27, 2020, Mr. Schroer was paid his 2020 annual cash incentive structure award.

Under the 2020 annual performance-based cash incentive program, awards were determined by the following formula:

Base Salary	X	Target Bonus Percentage	X	Corporate Achievement Percentage	=	Annual Performance-based Cash Bonus Earned

Mr. Renaud’s 2020 bonus was entirely based on his leadership and execution in ensuring that we met our corporate goals for the year. The COVID-19 pandemic had numerous unforeseen impacts on our operations, including the pause in enrollment and dosing in our Phase 1/2 clinical trial for MRT5005. Despite the pandemic, research and development and manufacturing operations continued. In addition, we were able to expand our collaboration with Sanofi, resulting in a $300 million upfront payment and an equity investment of $125 million which enabled us to end our fiscal year with cash, cash equivalents and investments that we believe will enable us to fund our operating expenses and capital expenditure requirements through 2023. While certain pre-defined goals for 2020 were not met, we were able to far exceed other predefined goals, accomplished other achievements and otherwise continued operations during a worldwide pandemic.

In making its determination regarding awards under the 2020 annual performance-based cash incentive program, our compensation committee considered our success against our 2020 corporate goals. The 2020 corporate goals approved by our board of directors and compensation committee, the relative weightings assigned to each goal at the beginning of the year, our actual achievements during the performance period as a percentage of target and the weighted performance against these corporate goals for 2020, as approved by our compensation committee, were as follows:

2020 Corporate Goal Categories	Weight (%)	Score	Value (%)
Advance Portfolio and Platform	40	75	30.0
Technical Operations	15	90	13.5
Corporate Development	25	120	30.0
Finance and G&A	10	100	10.0
Organizational Effectiveness	5	100	5.0
Preparation for Key 2021 Activities	5	90	4.5

Total	100		93

The compensation committee determined that our performance exceeded our corporate development goals and finance goals and, accordingly, the collective relative weight of the goals was modified upwards. Notably, given the unexpected and unprecedented COVID-19 pandemic, we were able to ensure the safety of our employee while simultaneously maintaining operations. We limited the number of people that could be present at our facility at any one time, implemented numerous new on-site safety protocols, and required that our non-laboratory personnel work remotely, all of which demanded significant coordination and adjustment to continue to work efficiently while maintaining safety and productivity. Although enrollment and dosing in our Phase 1/2 clinical trial of MRT5005 was delayed as a result of the COVID-19 pandemic, enrollment and dosing did resume and we were able to report second interim data in the first quarter of 2021. Pursuant to our collaboration with Sanofi, we advanced a COVID-19 vaccine candidate, which was initiated in 2020, to enable the commencement of a Phase 1/2 clinical trial in March 2021. In addition, our predefined goal of ending the fiscal year with at least 18 months in cash was far exceeded by ending the 2020 fiscal year with cash, cash equivalents and investments that we believe will enable us to fund our operating expenses and capital expenditure requirements through 2023. As a result, the overall value was determined to be 100% for performance in 2020.

Specific achievements in relation to our goals in 2020 include the following:

Goal Category	Achievement
Research	• Demonstrated efficacy in at least one additional pulmonary target
Development

•  Submitted Pediatric Investigational Plan for cystic fibrosis

•  Despite delay in enrollment and dosing in the MRT5005 Phase 1/2 clinical trial due to the COVID-19 pandemic, completed enrollment and dosing in 20mg single-ascending dose group and multiple-ascending dose groups

Technical Operations	• CMC IND enabling activities to support the influenza program
Corporate Development	• Sanofi Pasteur amendments
Finance/Legal	• Operated within budget • Closed 2020 with, we believe, at least 36 months in cash • Was granted at least 12 patents
Organizational Effectiveness	• Voluntary turnover rate less than 15% • Continuation of workforce planning • Implemented strategies to address evolving development, community and culture

Equity Awards

Historically, our equity awards have generally taken the form of stock options. We typically make equity award grants to each of our executive officers upon commencement of employment, annually in conjunction with our review of their individual performance or in connection with a promotion. Our executive officers benefit from stock options only if our stock price increases through the creation of stockholder value. Accordingly, we believe stock options provide meaningful incentives to our executive officers to achieve increases in the value of our stock over time. In addition, the vesting feature of our equity grants contributes to executive officer retention by providing an incentive to our executive officers to remain employed by us during the vesting period.

All equity awards to our executive officers are recommended by our compensation committee and, other than equity awards to new hires, are typically granted at our board of directors’ regularly scheduled meeting held at the beginning of the year. The size of equity awards varies among our executive officers based on their positions and annual performance assessments. The compensation committee also considers the executive officers’ role, criticality, as well as peer group analysis. All of our stock option awards have exercise prices equal to the fair market value of our common stock on the date of grant, so that the recipient will not realize any value from his or her options unless our share price increases above the stock price on the date of grant. Accordingly, this portion of our executive officers’ compensation is at risk and is directly aligned with stockholder value creation.

In addition, equity grants to our executive officers typically vest over four years, which we believe provides an incentive to our executive officers to add value to the company over the long-term and to remain with Translate Bio. Typically, the stock options we grant to our executive officers have a ten-year term and vest as to 25% of the shares on the first anniversary of their hire date (in the case of initial equity grants) or on or about March of the year of grant (in the case of annual grants) and then the remaining shares vest in equal monthly installments thereafter until the fourth anniversary of such date. Vesting of option grants to employees ceases upon termination of employment and exercise rights typically cease three months following termination of employment, except in the case of death or disability. Prior to the exercise of an option, the stock option holder does not have any rights as a stockholder with respect to the shares subject to such option, including voting rights or the right to receive dividends or dividend equivalents.

In connection with the annual review of our named executive officers’ performance during 2019 and consistent with our compensation philosophy, in January 2020, our compensation committee recommended, and in March 2020 our board of directors approved, the annual equity incentive awards granted to our named executive officers serving at that time as set forth in the table below:

Name	2020 Option Award (# Shares)
Ronald C. Renaud, Jr.	525,000
Ann Barbier, M.D., Ph.D.	150,000
Paul Burgess	150,000
John Schroer	150,000
Richard Wooster, Ph.D.	150,000

Benefits and Other Compensation

Other compensation to our executive officers consists primarily of the broad-based benefits we provide to all full-time employees in the United States, including medical, dental and vision insurance, group life and disability insurance, an employee stock purchase plan and a 401(k) plan. Pursuant to our employee stock purchase plan, employees, including our named executive officers, have an opportunity to purchase our common stock at a discount on a tax-qualified basis through payroll deductions. The employee stock purchase plan is designed to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of

1986, as amended, or the Code. The purpose of the employee stock purchase plan is to encourage our employees, including our named executive officers, to become our stockholders and better align their interests with those of our other stockholders. Pursuant to our 401(k) plan, employees, including our named executive officers, may elect to defer a portion of their current compensation up to the statutorily prescribed annual limit (which was $19,500 in 2020), with additional salary deferrals not to exceed $26,000 available to those employees 50 years of age or older, and to have the amount of this deferral contributed to our 401(k) plan. We make discretionary matching contributions on behalf of eligible employees under our 401(k) plan. For fiscal year 2020, we matched a portion of eligible employee contributions equal to 50% of the first 6% of eligible contributions pursuant to our 401(k) plan’s matching formula.

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide perquisites to our named executive officers, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make him or her more efficient and effective, and for recruitment and retention purposes. None of our named executive officers received perquisites or other personal benefits with an aggregate value of $10,000 or more in 2020. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by our compensation committee.

Certain executive officers, including our named executive officers, may be entitled to certain severance and/or change in control protections pursuant to their employment agreements, which are described below under “— Employment, Severance and Change in Control Arrangements — Employment Agreements.” Our goal in providing severance and change in control benefits is to offer sufficient cash continuity protection such that our executive officers will focus their full time and attention on the requirements of the business rather than the potential implications for their respective position. We prefer to have certainty regarding the potential severance amounts payable to the named executive officers, rather than negotiating severance at the time that a named executive officer’s employment terminates.

Anti-Hedging and Anti-Pledging Policies; Insider Trading Policy

Our insider trading policy expressly prohibits short sales and derivative transactions of our stock by our named executive officers, directors and employees, including short sales of our securities, including short sales “against the box”; purchases or sales of puts, calls or other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of our securities or an opportunity, direct or indirect, to profit from any change in the value of our securities; or other hedging or monetization transactions accomplished through the use of prepaid variable forwards, equity swaps, collars and exchange funds. In addition, our insider trading policy expressly prohibits our named executive officers, directors and employees from purchasing our securities on margin, borrowing against company securities held in a margin account, or pledging our securities as collateral for a loan.

Share Ownership Guidelines

In March 2021, our board of directors, upon the recommendation of the compensation committee, adopted share ownership guidelines applicable to our non-employee directors and our executive officers, including our chief executive officer and our president, to further align the interests of the leadership of the company with those of our stockholders. The equity ownership guidelines are as follows: each of our chief executive officer and president must each hold equity worth at least three times his base salary; each of our other executive officers must hold equity worth at least one times his or her base salary; and each of our non-employee directors must hold equity worth at least three times the annual cash retainer for service on the board of directors. Covered individuals and newly appointed or elected persons have five years to achieve the guideline. The following forms of equity will count toward the ownership guidelines: shares owned outright, vested but unexercised “in-the-money” stock options, and vested restricted stock units. All executive officers and directors are currently meeting or are working to achieve these guidelines within the five-year time period.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid in any taxable year to each of the company’s chief executive officer, chief financial officer and three most highly compensated officers (other than the chief executive officer and chief financial officer). Historically, compensation paid to our chief financial officer and compensation that qualified under Section 162(m) as performance-based compensation was exempt from the deduction limitation. However, subject to certain transition rules, tax reform legislation signed into law on December 22, 2017, expanded the deduction limitation to apply to compensation in excess of $1 million paid in any taxable year to our chief financial officer and eliminated the qualified performance-based compensation exception. As a result, for taxable years beginning after December 31, 2017, all compensation in excess of $1 million paid to each of the executive officers described above (other than certain grandfathered compensation) will not be deductible by us. Our board of directors and compensation committee reserve the right to use their business judgment to authorize compensation payments that may be subject to the limitations under Section 162(m) when the board of directors or compensation committee, as applicable, believe that compensation is appropriate and in the best interests of our company and our stockholders, after taking into consideration changing business conditions and performance of our employees.

Accounting for Stock-Based Compensation

We follow Financial Accounting Standards Board Accounting Standards Codification, Topic 718, or FASB ASC 718, for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and non-employee members of our Board of Directors, including options to purchase shares of our common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.

Stock Option Granting Practices

Currently, all of our full-time employees, including our named executive officers, are eligible to participate in our 2018 Equity Incentive Plan, or the 2018 Plan. In January 2021, our board of directors adopted the 2021 Inducement Stock Incentive Plan, or the 2021 Plan, pursuant to which we may grant non-statutory stock options, restricted stock, restricted stock units and other stock-based awards with respect to an aggregate of 2,612,550 shares of common stock. Awards under the 2021 Plan may only be granted to persons who (i) were not previously an employee or director of the Company or (ii) are commencing employment with the Company following a bona fide period of non-employment, in either case as an inducement material to the individual’s entering into employment with the Company and in accordance with the requirements of Nasdaq Stock Market Rule 5635(c)(4).

Our compensation committee has delegated to Mr. Renaud, our chief executive officer, the authority to make equity awards under our 2021 Plan to new hires, other than to executive officers. Mr. Renaud has been delegated the authority to make equity awards under the 2018 Plan in connection with promotions and with our annual incentive program, other than to executive officers. The number of shares underlying stock options he may grant to any one individual must be within the range specifically set by our compensation committee for these awards, and the aggregate number of shares underlying stock options that Mr. Renaud may grant within a period must be within specified limits set by our compensation committee for these awards. The exercise price of stock options must be equal to the closing price of our common stock on the Nasdaq Global Select Market on the date of grant. With respect to stock option awards to new hires other than executive officers, Mr. Renaud approves the awards in connection with such hires and provides that the awards are to be granted to the new hires on the first business day of the calendar month following the date of such new hires’ first date of regular employment. Mr. Renaud is required to maintain a list of stock options granted pursuant to such delegated authority and periodically report to our compensation committee regarding such awards.

Compensation Risk Assessment

We believe that our executive compensation program does not encourage excessive or unnecessary risk taking. As described more fully above, we structure our pay to consist of both fixed and variable compensation, particularly in connection with our pay-for-performance compensation philosophy. We believe this structure motivates our executive officers to produce superior short- and long-term results that are in the best interests of our company and our stockholders in order to attain our ultimate objective of increasing stockholder value, and we have established, and our compensation committee endorses, several controls to address and mitigate compensation related risk. These include stock ownership guidelines for our executive officers and our directors and anti-hedging and anti-pledging policies. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on us.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on this review and discussion, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF TRANSLATE BIO, INC.

Daniel S. Lynch, Chairperson

Jean-Francois Formela, M.D.

Summary Compensation Table

The following table sets forth information regarding compensation awarded to, earned by or paid to each of our named executive officers for the years ended December 31, 2020, 2019 and 2018.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Non-equity incentive plan compensation ($)(1)	Option awards ($)(2)	All other compensation ($)		Total ($)
Ronald C. Renaud, Jr.(3)	2020	570,000	—		313,500	2,451,750	1,973	(4)	3,337,223
Chief Executive Officer	2019	540,108	—		216,043	2,630,000	—		3,386,151
	2018	461,950	—		225,045	500,400	—		1,187,395

Ann Barbier, M.D., Ph.D.(5)	2020	430,000	—		172,000	700,500	8,550	(4)	1,311,050
Chief Medical Officer

Paul Burgess(6)	2020	420,000	—		168,000	700,500	8,550	(4)	1,297,050
Chief Operating Officer, Chief Legal Officer and Secretary

John R. Schroer(7)	2020	405,000	—		—	700,500	1,163,841	(8)	2,269,341
Former Chief Financial Officer and Treasurer	2019	390,000	—		109,200	657,500	40,800	(9)	1,197,500
	2018	223,558			118,125	2,827,145	75,979	(10)	3,244,807

Richard Wooster, Ph.D.(11)	2020	420,000	—		168,000	700,500	8,550	(4)	1,297,050
Chief Scientific Officer	2019	266,154	47,000	(12)	112,000	2,203,200	8,395	(4)	2,636,749

(1)

Amounts reported in the “Non-equity incentive plan compensation” column represent performance-based bonuses earned by our named executive officers in 2020, 2019 and 2018, respectively. See “Compensation Discussion and Analysis — 2020 Annual Cash Incentive Program” for a general description of the criteria that our board of directors used to determine the performance-based bonuses.

(2)

The amounts reported in the “Option awards” column reflect the aggregate grant-date fair value of share-based compensation awarded during the year computed in accordance with the provisions of FASB ASC 718. For the assumptions made in determining these values, see Note 9 to our consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2020. These amounts reflect the accounting cost for these stock options and do not reflect the actual economic value that may be realized by the named executive officers upon the vesting of the stock options, the exercise of the stock options or the sale of the common stock underlying such stock options.

(3)	Mr. Renaud also serves as a member of our board of directors but does not receive any additional compensation for his service as a director.
(4)	Amount consists of 401(k) matching contributions.
(5)	Dr. Barbier was not a named executive officer for 2019 or 2018. Therefore, the Summary Compensation Table includes compensation information for 2020 only.
(6)	Mr. Burgess was not a named executive officer for 2019 or 2018. Therefore, the Summary Compensation Table includes compensation information for 2020 only.
(7)

Mr. Schroer began his employment with Translate Bio in May 2018 and departed in December 2020. Pursuant to his severance agreement, Mr. Schroer received (i) nine months of base salary in accordance our current pay practices, (ii) payment, upon his election, of his health care coverage premium, (iii) payment of his 2020 discretionary bonus and (iv) acceleration of vesting of all of his unvested and outstanding stock options as if he had been employed through March 31, 2021.

(8)

Amount shown consists of (i) $162,000 for payment of Mr. Schroer’s 2020 discretionary bonus, (ii) $975,980 representing the fair value of the acceleration of vesting for 71,374 stock options as if Mr. Schroer had been employed through March 31, 2021 in accordance with the provisions of FASB ASC 718, (iii), $8,550 of 401(k) matching contributions and (iv) $17,311 for payment, upon his election, of his health care coverage premium.

(9)

Amount shown consists of (i) $11,577 in reimbursements for relocation, pursuant to Mr. Schroer’s employment agreement, (ii) $8,400 in 401(k) matching contributions and (iii) $20,823 in tax gross ups paid to Mr. Schroer in 2019.

(10)

Amount shown consists of (i) $39,000 in reimbursements for relocation, pursuant to Mr. Schroer’s employment agreement, (ii) $6,490 in 401(k) matching contributions, (iii) $10,735 in tax gross ups and (iv) $19,754 in temporary housing paid to Mr. Schroer in 2018.

(11)	Dr. Wooster began his employment with Translate Bio in April 2019.
(12)	Amount consists of a $47,000 signing bonus.

Grants of Plan-Based Awards

The following table shows information regarding grants of plan-based awards during the fiscal year ended December 31, 2020 to our named executive officers.

Name	Grant Date	Estimated Future Payments Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/share)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold($)	Target($)	Maximum($)
Ronald C. Renaud, Jr.	03/03/2020	—	313,500	—	525,000	7.66	2,451,750

Ann Barbier, M.D., Ph.D.	03/03/2020	—	172,000	—	150,000	7.66	700,500

Paul Burgess	03/03/2020	—	168,000	—	150,000	7.66	700,500

John Schroer	03/03/2020	—	162,000	—	150,000	7.66	700,500

Richard Wooster, Ph.D.	03/03/2020	—	168,000	—	150,000	7.66	700,500

(1)

Amounts shown in the threshold, target and maximum column represent the minimum, target and maximum amounts, respectively, payable under our annual incentive cash program as described above under “Compensation Discussion and Analysis – 2020 Annual Cash Incentive Award.”

(2)	Represent options subject to time-based vesting criteria established by the compensation committee and described in the footnotes to the Outstanding Equity Awards at Fiscal Year-End table below.
(3)	The exercise price of these stock options is equal to the closing price of our common stock on the Nasdaq Global Select Market on the grant date.

(4)

Amounts represent the grant date fair value of the named executive officer’s stock options, calculated in accordance with FASB ASC 718. For the assumptions made in determining these values, see Note 9 to our consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2020.

Outstanding Equity Awards at Fiscal Year End 2020

The following table sets forth information regarding all outstanding stock options and stock awards held by each of our named executive officers as of December 31, 2020.

	Option Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date
Ronald C. Renaud, Jr.	1,014,497	71,176	(2)	7.39	12/21/2027
	61,872	28,125	(3)	8.34	03/06/2028
	218,750	281,250	(4)	7.95	03/07/2029
	—	525,000	(5)	7.66	03/02/2030

Ann Barbier, M.D., Ph.D.	299,592	89,056	(2)	7.39	12/21/2027
	54,687	70,313	(4)	7.95	03/07/2029
	—	150,000	(5)	7.66	03/02/2030

Paul Burgess	205,912	13,740	(2)	7.39	12/21/2027
	48,092	21,861	(3)	8.34	03/06/2028
	65,625	84,375	(4)	7.95	03/07/2029
	37,500	112,500	(6)	7.66	03/02/2030

John R. Schroer(7)	46,509	—		9.78	03/27/2021
	61,353	—		7.95	03/27/2021
	37,500	—		7.66	03/27/2021

Richard Wooster, Ph.D.	150,000	210,000	(8)	9.40	04/23/2029
	—	150,000	(5)	7.66	03/02/2030

(2)	This option was granted on December 22, 2017, and the shares underlying the option are scheduled to vest in equal monthly installments over four years from March 9, 2017, subject to continued service.
(3)

This option was granted on March 7, 2018. 25% of the shares underlying the option vested on March 7, 2019 and the remaining 75% of the shares underlying the option are scheduled to vest in 36 equal monthly installments thereafter until March 7, 2022, subject to continued service.

(4)

This option was granted on March 8, 2019. 25% of the shares underlying the option vested on March 7, 2020 and the remaining 75% of the shares underlying the option are scheduled to vest in 36 equal monthly installments thereafter until March 7, 2023, subject to continued service.

(5)

This option was granted on March 3, 2020. 25% of the shares underlying the option are scheduled to vest on March 3, 2021 and the remaining 75% of the shares underlying the option are scheduled to vest in 36 equal monthly installments thereafter until March 3, 2024, subject to continued service.

(6)

This option was granted on March 3, 2020. 25% of the shares underlying the option vested on December 11, 2020 and the remaining 75% of the shares underlying the option vest in 36 equal monthly installments thereafter until March 3, 2024, subject to continued service.

(7)	Per Mr. Schroer’s separation agreement dated December 27, 2020, the vesting of his unvested and outstanding stock options was accelerated as if he had remained employed through March 31, 2021.
(8)

This option was granted on April 24, 2019. 25% of the shares underlying the option vested on April 24, 2020, and the remaining 75% of the shares underlying the option are scheduled to vest in 36 equal monthly installments thereafter until April 24, 2023, subject to continued service.

Option Exercises and Stock Vested

The following table sets forth, for each of the named executive officers, information with respect to the exercise of stock options and the vesting of restricted stock unit awards during the year ended December 31, 2020.

	Option Awards		Stock Awards
Name	Number of Shares(#) Acquired on Exercise	Value Realized on Exercise($)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)
Ronald C. Renaud, Jr.	53,007	488,192	—	—
Ann Barbier, M.D., Ph.D.	—	—	—	—
Paul Burgess	—	—	2,348	18,080
John Schroer	250,000	2,580,906	—	—
Richard Wooster, Ph.D.	—	—	—	—

Employment, Severance and Change in Control Arrangements

Employment Agreements

Letter Agreement with Ronald C. Renaud, Jr.

In connection with our initial hiring of Mr. Renaud as our chief executive officer, we entered into a letter agreement with him dated October 31, 2014. Under the letter agreement, Mr. Renaud is an at-will employee, and his employment with us can be terminated by him or us at any time and for any reason. The letter agreement provides that Mr. Renaud is entitled to a base salary of $375,000 during his employment with us and that he is eligible, at our sole discretion, to earn an annual bonus of up to 50% of his base salary. Mr. Renaud’s letter agreement also provided that he was entitled to an equity award equal to 432,809 shares of restricted common stock, following our corporate reorganization in 2016. The equity award was granted in November 2014 and fully vested in November 2018.

Under the letter agreement, Mr. Renaud is entitled, subject to his execution and non-revocation of a release of claims in our favor, in the event of the termination of his employment by us without cause or by him for good reason, each as defined in his letter agreement with us, to (i) continue receiving his then-current annual base salary for a period of 12 months following the date his employment with us is terminated and a pro rata annual bonus for the year in which such termination occurred based on his target bonus and the number of days served during the year and (ii) continue receiving an amount equal to COBRA premiums for health benefit coverage on the same terms as were applicable to him prior to his termination for a period of 12 months following the date that his employment with us is terminated, or earlier, if he becomes eligible to enroll in a health benefit plan with a new employer.

In addition, in the event that Mr. Renaud’s employment is terminated by us without cause or by Mr. Renaud with good reason, each as defined in the letter agreement, within twelve (12) months following a change of control, Mr. Renaud will be entitled under the letter agreement to (i) continue receiving his then-current annual base salary for a period of 24 months following the date his employment with us is terminated, (ii) an amount equal to the greater of (A) the target bonus for the fiscal year during which Mr. Renaud was terminated and (B) the actual bonus Mr. Renaud was paid in respect of the most recent fiscal year ending prior to the date of termination, (iii) continue receiving an amount equal to COBRA premiums for health benefit coverage on the same terms as were applicable to him prior to his termination for a period of 12 months following the date his employment with us is terminated, or earlier, if he becomes eligible to enroll in a health benefit plan with a new employer and (iv) the automatic vesting and exercisability of any unvested equity awards then held by him on the date his employment with us is terminated, which options will remain exercisable for the time period set forth in the applicable grant agreement.

On March 11, 2020, we entered into an amendment to the letter agreement with Mr. Renaud to provide him with a modified economic cutback provision. All other provisions of Mr. Renaud’s letter agreement remain the same.

Letter Agreement with Ann Barbier, M.D., Ph.D.

In connection with our initial hiring of Dr. Barbier as our chief medical officer in November 2017, we entered into a letter agreement with her. The letter agreement was amended and restated in March 2020, which we refer to as the Barbier Letter Agreement. Under the Barbier Letter Agreement, Dr. Barbier is an at-will employee, and her employment with us can be terminated by Dr. Barbier or us at any time and for any reason. The Barbier Letter Agreement provides that Dr. Barbier is entitled to an initial base salary during her employment with us, subject to periodic review and adjustment. and that she is eligible, at our sole discretion, to earn an annual bonus of up to 40% of her base salary.

Under the Barbier Letter Agreement, Dr. Barbier is entitled, subject to her execution and non-revocation of a release of claims in our favor, in the event of the termination of her employment by us without cause or by her for good reason, each as defined in the Barbier Letter Agreement, to (i) continue receiving her then-current annual base salary for a period of nine (9) months following the date her employment with us is terminated, and (ii) continue receiving an amount equal to COBRA premiums for health benefit coverage on the same terms as were applicable to her prior to her termination for a period of nine months following the date that her employment with us is terminated, or earlier, if she becomes eligible to enroll in a health benefit plan with a new employer.

In the event that Dr. Barbier’s employment is terminated by us without cause or by Dr. Barbier with good reason, each as defined in the Barbier Letter Agreement, within twelve (12) months following a change of control, Dr. Barbier will be entitled under the Barbier Letter Agreement to (i) continue receiving her then-current annual base salary for a period of twelve (12) months following the date her employment is terminated, (ii) receive payment of her target annual bonus for the year in which termination of employment occurred; (iii) continue receiving an amount equal to COBRA premiums for health benefit coverage on the same terms as were applicable to her prior to her termination for a period of twelve (12) months following the date her employment is terminated, or earlier, if she becomes eligible to enroll in a health benefit plan with a new employer; and (iv) the automatic vesting of any unvested stock options and other equity awards then held by her on the date her employment is terminated, which options will remain exercisable for the time period set forth in the applicable grant agreement. The Barbier Letter Agreement also provides a modified economic cutback provision.

Letter Agreement with Paul Burgess

In connection with our initial hiring of Mr. Burgess as our vice president of intellectual property in March 2015, we provided him with an offer letter. In March 2020, we entered into a letter agreement with Mr. Burgess, which we refer to as the Burgess Letter Agreement. Under the Burgess Letter Agreement, Mr. Burgess is an at-will employee, and his employment with us can be terminated by Mr. Burgess or us at any time and for any reason. The Burgess Letter Agreement provides that Mr. Burgess is entitled to an initial base salary during his employment with us, subject to periodic review and adjustment and that he is eligible, at our sole discretion, to earn an annual bonus of up to 40% of his base salary.

Under the Burgess Letter Agreement, Mr. Burgess is entitled, subject to his execution and non-revocation of a release of claims in our favor, in the event of the termination of his employment by us without cause or by him for good reason, each as defined in the Burgess Letter Agreement, to (i) continue receiving his then-current annual base salary for a period of nine (9) months following the date his employment with us is terminated, and (ii) continue receiving an amount equal to COBRA premiums for health benefit coverage on the same terms as were applicable to him prior to his termination for a period of nine months following the date that his employment with us is terminated, or earlier, if he becomes eligible to enroll in a health benefit plan with a new employer.

In the event that Mr. Burgess employment is terminated by us without cause or by Mr. Burgess with good reason, each as defined in the Burgess Letter Agreement, within twelve (12) months following a change of control, Mr. Burgess will be entitled under the Burgess Letter Agreement to (i) continue receiving his then-current annual base salary for a period of twelve (12) months following the date his employment is terminated, (ii) receive payment of his target annual bonus for the year in which termination of employment occurred; (iii) continue receiving an amount equal to COBRA premiums for health benefit coverage on the same terms as were applicable to him prior to his termination for a period of twelve (12) months following the date his employment is terminated, or earlier, if he becomes eligible to enroll in a health benefit plan with a new employer; and (iv) the automatic vesting of any unvested stock options and other equity awards then held by him on the date his employment is terminated, which options will remain exercisable for the time period set forth in the applicable grant agreement. The Burgess Letter Agreement also provides a modified economic cutback provision.

Letter Agreement with John R. Schroer

In connection with our initial hiring of Mr. Schroer as our chief financial officer, we entered into a letter agreement with him dated May 14, 2018. The letter agreement was amended and restated in March 2020, which we refer to as the Schroer Letter Agreement. The Schroer Letter Agreement provided that Mr. Schroer was entitled to a base salary of $405,000 during his employment with us and that he was eligible, at our sole discretion, to earn an annual bonus of up to 40% of his base salary.

On December 22, 2020, we announced the departure of Mr. Schroer as our chief financial officer effective as of December 27, 2020, referred to as the Separation Date. In connection with Mr. Schroer’s departure, on December 27, 2020, we and Mr. Schroer entered into a letter agreement, or the Separation Agreement. Pursuant to the terms of the Separation Agreement, we agreed to provide certain benefits to Mr. Schroer, including: (i) severance pay of nine months of Mr. Schroer’s current base salary in accordance with our regular payroll practices; (ii) if Mr. Schroer timely elects and is eligible to continue receiving group health insurance pursuant to the “COBRA” law, payment by us, for a period of up to nine months following the Separation Date, for the share of the premiums for such coverage that is paid for active and similarly situated employees who receive the same type of coverage, unless our provision of such COBRA payments will violate the non-discrimination requirements of applicable law; (iii) to the extent that we award bonuses for the 2020 calendar year, payment of the discretionary bonus Mr. Schroer would have received for the 2020 calendar year had he remained employed; and (iv) acceleration of vesting of all of Mr. Schroer’s unvested and outstanding stock options that would have vested had he remained employed through March 31, 2021.

In order to receive the foregoing benefits, Mr. Schroer executed a general release in our favor and continues to be bound by covenants contained in his employment agreement and his non-competition, non-solicit, confidentiality and invention assignment agreement, including covenants related to confidentiality, non-competition, non-solicitation, cooperation and non-disparagement.

Letter Agreement with Richard Wooster, Ph.D.

In connection with our initial hiring of Dr. Wooster as our chief scientific officer in April 2019, we entered into a letter agreement with him. The letter agreement was amended and restated in March 2020, which we refer to as the Wooster Letter Agreement. Under the Wooster Letter Agreement, Dr. Wooster is an at-will employee, and his employment with us can be terminated by Dr. Wooster or us at any time and for any reason. The Wooster Letter Agreement provides that Dr. Wooster is entitled to an initial base salary during his employment with us, subject to periodic review and adjustment and that he is eligible, at our sole discretion, to earn an annual bonus of up to 40% of his base salary.

Under the Wooster Letter Agreement, Dr. Wooster is entitled, subject to his execution and non-revocation of a release of claims in our favor, in the event of the termination of his employment by us without cause or by him for good reason, each as defined in the Wooster Letter Agreement, to (i) continue receiving his then-current annual base salary for a period of nine (9) months following the date his employment with us is terminated, and (ii) continue receiving an amount equal to COBRA premiums for health benefit coverage on the same terms as were applicable to him prior to his termination for a period of nine months following the date that his employment with us is terminated, or earlier, if he becomes eligible to enroll in a health benefit plan with a new employer.

In the event that Dr. Wooster’s employment is terminated by us without cause or by Dr. Wooster with good reason, each as defined in the Wooster Letter Agreement, within twelve (12) months following a change of control, Dr. Wooster will be entitled under the Wooster Letter Agreement to (i) continue receiving his then-current annual base salary for a period of twelve (12) months following the date his employment is terminated, (ii) receive payment of his target annual bonus for the year in which termination of employment occurred; (iii) continue receiving an amount equal to COBRA premiums for health benefit coverage on the same terms as were applicable to him prior to his termination for a period of twelve (12) months following the date his employment is terminated, or earlier, if he becomes eligible to enroll in a health benefit plan with a new employer; and (iv) the automatic vesting of any unvested stock options and other equity awards then held by him on the date his employment is terminated, which options will remain exercisable for the time period set forth in the applicable grant agreement. The Wooster Letter Agreement also provides a modified economic cutback provision.

Estimated Payment and Benefits Upon Termination or Change in Control

Potential payments made to our named executive officers in the instance of a termination without cause or a termination for good reason or in the case of change in control benefits are discussed in greater detail under “— Employment, Severance and Change in Control Arrangements — Employment Agreements.” The amount of compensation and benefits payable to each named executive officer who was employed on December 31, 2020 under our employment agreements in various termination and change in control situations has been estimated in the tables below. The value of the equity vesting acceleration was calculated for each of the tables below based on the assumption that the change in control and the named executive officer’s employment termination occurred on December 31, 2020. The per share closing price of our common stock on the Nasdaq Global Select Market as of December 31, 2020 was $18.43, which was used as the value of a share of our common stock in the change in control for the calculations below. The value of the option vesting acceleration was calculated by multiplying the number of shares underlying unvested options subject to vesting acceleration as of December 31, 2020, by the difference between the per share closing price of our common stock as of December 31, 2020, and the per share exercise price for such shares underlying unvested options.

For each of the named executive officers below, there are no potential payments upon voluntarily resignation without good reason or upon termination by us for cause. In order to receive any of the payments in the tables below, each named executive officer must sign a release of claims in favor of the company and continue to uphold their obligations under their respective Employee, Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreements. The amounts in the tables below also do not reflect any reduction in payments related to the modified economic cutback provisions in each executive officers’ letter agreements that may apply on or after a change in control.

Ronald C. Renaud, Jr.

The following table describes the potential payments and benefits upon employment termination for Mr. Renaud, as if his employment terminated as of December 31, 2020.

Executive Benefits and Payment upon Termination	Resignation For Good Reason Not in Connection with a Change in Control ($)		Termination by Company without Cause Not in Connection with a Change in Control ($)		Termination by Company without Cause or Voluntary Resignation for Good Reason within 12 Months Following a Change in Control ($)
Compensation:
Cash Severance	570,000	(1)	570,000	(1)	1,140,000	(2)
Annual Cash Incentive Award(3)	313,500		313,500		313,500
Acceleration of Equity Awards	—		—		9,671,314	(4)
Health Care Continuation(5)	23,082		23,082		23,082

Total	906,582		906,582		11,147,896

(1)	Twelve (12) months of base salary continuation, to be paid in accordance with the company’s regularly established payroll procedures.
(2)	Twenty-four (24) months of base salary continuation, to be paid in accordance with the company’s regularly established payroll procedures.
(3)

An amount equal to the greater of (A) the target bonus for the fiscal year during which Mr. Renaud was terminated and (B) the actual bonus Mr. Renaud was paid in respect of the most recent fiscal year ending prior to the date of termination.

(4)	Value attributable to the automatic vesting and exercisability of any unvested equity awards.
(5)	Payment of the COBRA health insurance premiums for until the earlier of twelve (12) months or the end of Mr. Renaud’s COBRA health continuation period.

John Schroer

On December 22, 2020, John Schroer, our former chief financial officer and treasurer, departed the company for personal reasons. In connection with Mr. Schroer’s departure, on December 27, 2020, we and Mr. Schroer entered into a letter agreement, or the Separation Agreement. Pursuant to the terms of the Separation Agreement, we provided certain benefits to Mr. Schroer, including:

(i)	Severance pay of nine months of Mr. Schroer’s current base salary in accordance with the Company’s regular payroll practices, or $303,750;

(ii)	Payment for a period of up to nine months following December 27, 2020, for COBRA health insurance premiums, should Mr. Schroer so elect, the value of which is $17,311.

(iii)	Payment of his discretionary bonus Mr. Schroer would have received for the 2020 calendar year had he remained employed, or $162,000; and

(iv)

Acceleration of vesting of all of his unvested and outstanding stock options that would have vested had he remained employed through March 31, 2021, the value of which, on December 30, 2020, was $1,315,423.

Richard Wooster, Ph.D.

The following table describes the potential payments and benefits upon employment termination for Dr. Wooster, as if his employment terminated as of December 31, 2020.

Executive Benefits and Payment upon Termination	Resignation For Good Reason Not in Connection with a Change in Control ($)		Termination by Company without Cause Not in Connection with a Change in Control ($)		Termination by Company without Cause or Voluntary Resignation for Good Reason within 12 Months Following a Change in Control ($)
Compensation:
Cash Severance	315,000	(1)	315,000	(1)	420,000	(2)
Annual Cash Incentive Award	—		—		168,000	(3)
Acceleration of Equity Awards	—		—		3,511,800	(4)
Health Care Continuation	12,559	(5)	12,559	(5)	16,745	(6)

Total	327,559		327,559		4,116,545

(1)	Nine (9) months of base salary continuation to be paid in accordance with the company’s regularly established payroll procedures.
(2)	Twelve (12) months of base salary continuation to be paid in accordance with the company’s regularly established payroll procedures.
(3)	Payment of Dr. Wooster’s target annual bonus for 2020.
(4)	Value attributable to the automatic vesting and exercisability of any unvested equity awards.
(5)	Payment of the COBRA health insurance premiums for until the earlier of nine (9) months or the end of Dr. Wooster’s COBRA health continuation period.
(6)	Payment of the COBRA health insurance premiums for until the earlier of twelve (12) months or the end of Dr. Wooster’s COBRA health continuation period.

Ann Barbier, M.D., Ph.D.

The following table describes the potential payments and benefits upon employment termination for Dr. Barbier, as if her employment terminated as of December 31, 2020.

Executive Benefits and Payment upon Termination	Resignation For Good Reason Not in Connection with a Change in Control ($)		Termination by Company without Cause Not in Connection with a Change in Control ($)		Termination by Company without Cause or Voluntary Resignation for Good Reason within 12 Months Following a Change in Control ($)
Compensation:
Cash Severance	322,500	(1)	322,500	(1)	430,000	(2)
Annual Cash Incentive Award	—		—		172,000	(3)
Acceleration of Equity Awards	—		—		3,335,648	(4)
Health Care Continuation	11,720	(5)	11,720	(5)	15,627	(6)

Total	334,220		334,220		3,953,274

(1)	Nine (9) months of base salary continuation to be paid in accordance with the company’s regularly established payroll procedures.
(2)	Twelve (12) months of base salary continuation to be paid in accordance with the company’s regularly established payroll procedures.
(3)	Payment of Dr. Barbier’s target annual bonus for 2020.
(4)	Value attributable to the automatic vesting and exercisability of any unvested equity awards.

(5)	Payment of the COBRA health insurance premiums for until the earlier of nine (9) months or the end of Dr. Barbier’s COBRA health continuation period.
(6)	Payment of the COBRA health insurance premiums for until the earlier of twelve (12) months or the end of Dr. Barbier’s COBRA health continuation period.

Paul Burgess

The following table describes the potential payments and benefits upon employment termination for Mr. Burgess, as if his employment terminated as of December 31, 2020.

Executive Benefits and Payment upon Termination	Resignation For Good Reason Not in Connection with a Change in Control ($)		Termination by Company without Cause Not in Connection with a Change in Control ($)		Termination by Company without Cause or Voluntary Resignation for Good Reason within 12 Months Following a Change in Control ($)
Compensation:
Cash Severance	315,000	(1)	315,000	(1)	420,000	(2)
Annual Cash Incentive Award	—		—		168,000	(3)
Acceleration of Equity Awards	—		—		2,468,142	(4)
Health Care Continuation	17,311	(5)	17,311	(5)	23,082	(6)

Total	332,311		332,311		3,079,224

(1)	Nine (9) months of base salary continuation to be paid in accordance with the company’s regularly established payroll procedures.
(2)	Twelve (12) months of base salary continuation to be paid in accordance with the company’s regularly established payroll procedures.
(3)	Payment of Mr. Burgess’s target annual bonus for 2020.
(4)	Value attributable to the automatic vesting and exercisability of any unvested equity awards.
(5)	Payment of the COBRA health insurance premiums for until the earlier of nine (9) months or the end of Mr. Burgess’s COBRA health continuation period.
(6)	Payment of the COBRA health insurance premiums for until the earlier of twelve (12) months or the end of Mr. Burgess’s COBRA health continuation period.

Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreements

Each of our named executive officers has entered into a standard form of agreement with respect to non-competition, non-solicitation, confidential information and assignment of inventions. Under this agreement, each named executive officer has agreed not to compete with us during his employment and for a period of one year after the termination of his or her employment, not to solicit our employees, consultants, clients or customers during his or her employment and for a period of one year after the termination of his or her employment, and to protect our confidential and proprietary information indefinitely. In addition, under this agreement, each named executive officer has agreed that we own all inventions that are developed by such executive officer during his or her employment with us that are within the field of monoclonal antibody-based therapeutic treatments for infectious diseases. Each named executive officer also agreed to provide us with a non-exclusive, royalty-free, perpetual license to use any prior inventions that such executive officer incorporates into inventions assigned to us under this agreement.

401(k) Plan

We maintain a defined contribution employee retirement plan for our employees, including our named executive officers. The plan is intended to qualify as a tax-qualified 401(k) plan so that contributions to the

401(k) plan, and income earned on such contributions, are not taxable to participants until withdrawn or distributed from the 401(k) plan (except in the case of contributions under the 401(k) plan designated as Roth contributions). We also make discretionary matching contributions to the 401(k) plan equal to 50% of the employee contributions that are contributed as a pre-tax or Roth after-tax salary deferral contribution, up to a maximum of 6% of the employee’s salary for a total match of up to 3%. An employee can defer up to the annual, statutorily prescribed limit, equal to $19,500, or $26,000 for individuals over the age of 50, in 2021. Under the 401(k) plan, each employee is fully vested in his or her deferred salary contributions and our discretionary match. Employee contributions are held and invested by the plan’s trustee as directed by participants.

CEO Pay Ratio

Our compensation and benefits philosophy and the overall structure of our compensation and benefit programs are broadly similar across the organization to encourage and reward all employees who contribute to our success. We strive to ensure the pay of every employee reflects the level of their job impact and responsibilities and is competitive within our peer group. Compensation rates are benchmarked and are generally set to be market-competitive. Our ongoing commitment to pay equity is critical to our success in supporting a diverse workforce with opportunities for all employees to grow, develop and contribute.

Under rules adopted pursuant to the Dodd-Frank Act, we are required to calculate and disclose the total compensation paid to our median paid employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to our chief executive officer, referred to as the CEO Pay Ratio. The paragraphs that follow describe our methodology and the resulting CEO Pay Ratio.

Measurement Date

We identified the median employee using our employee population on October 1, 2020 (including all employees, whether employed on a full-time, part-time, seasonal or temporary basis).

Consistently Applied Compensation Measure (CACM)

Under the relevant rules, we were required to identify the median employee by use of a consistently applied compensation measure, or CACM. We chose a CACM that closely approximates the annual target total direct compensation of our employees. Specifically, we identified the median employee by looking at annual base pay, annual target cash incentive opportunity, and the grant date fair value for equity awards granted as of October 1, 2020 for all active employees as of that date. The value of our 401(k) plan and health and welfare benefits provided was excluded as all employees, including the chief executive officer, are offered the same benefits. We did not perform adjustments to the compensation paid to part-time employees to calculate what they would have been paid on a full-time basis.

Methodology and Pay Ratio

After applying our CACM methodology, we identified the median employee. Once the median employee was identified, we calculated the median employee’s annual target total direct compensation in accordance with the requirements of the Summary Compensation Table.

Our median employee compensation as calculated in accordance with Item 402(c)(2)(x) of Regulation S-K was $222,759. Our Chief Executive Officer’s compensation as reported in the Summary Compensation Table was $3,337,223. Therefore, our CEO Pay Ratio is approximately 15:1.

This information is being provided for compliance purposes and is a reasonable estimate calculated in a manner consistent with SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. Neither the compensation committee nor management of the Company used the CEO Pay Ratio measure in making compensation decisions.

Director Compensation

The table below shows all compensation to our non-employee directors, including compensation for their services as a member or a chair of one of our standing committees, during the year ended December 31, 2020.

Name	Fees earned or paid in cash ($)	Option awards ($)(1)(2)	Total ($)
Daniel S. Lynch	82,500	175,014	257,514
Daniella Beckman	57,500	175,014	232,514
George Demetri, M.D.	35,000	175,014	210,014
Jean-François Formela, M.D.(3)	—	175,014	175,014
Owen Hughes	46,250	175,014	221,264
Robert Meyer, M.D.	38,750	175,014	213,764
Robert Plenge, M.D., Ph.D.	40,000	175,014	215,014

(1)

The amounts reported in the “Option awards” column reflect the aggregate fair value of stock-based compensation awarded during the year computed in accordance with the provisions of ASC 718. See Note 9 to our consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2020. These amounts reflect the accounting cost for these stock options and do not reflect the actual economic value that may be realized by the directors upon the vesting of the stock options, the exercise of the stock options or the sale of the common stock underlying such stock options.

(2)	As of December 31, 2020, the aggregate number of shares of our common stock subject to outstanding option awards held by our non-employee directors was as follows:

Director	Aggregate Number of Stock Options
Daniel S. Lynch	122,970
Daniella Beckman	105,795
George Demetri, M.D.	56,700
Jean-François Formela, M.D.	75,600
Owen Hughes	75,935
Robert Meyer, M.D.	75,600
Robert Plenge, M.D., Ph.D.	75,600

(3)	Dr. Formela is a partner at Atlas Venture, a stockholder of the Company, which obligates Dr. Formela to decline cash fees for his services as a director.

Prior to our initial public offering, or IPO, in June 2018, we paid cash fees to certain of our non-employee directors for their service on our board of directors; however, we did not have a written agreement with any of our directors or a formal non-employee director compensation policy, other than agreements with Mr. Lynch and Mr. Hughes. Pursuant to an agreement, as amended, with Mr. Lynch, beginning on March 26, 2015, we paid Mr. Lynch $100,000 per year for his service as chairman of our board of directors and he was eligible to receive an annual bonus of up to $25,000. For his services in 2018 prior to our IPO, we paid Mr. Lynch $50,000 and had accrued $11,250 as payment for his 2018 annual bonus, which was paid in March 2019. The board of directors determined that no bonus shall be paid to Mr. Lynch for his services in 2020. Mr. Lynch has not received payment pursuant to this agreement since March 2019, when he received his 2018 annual bonus payment. We have not made any payments to Mr. Hughes under his respective agreement for his services rendered since the approval of the director compensation program.

In connection with our IPO in June 2018, our board of directors approved a director compensation program that became effective on June 27, 2018, the effective date of the registration statement for our IPO. Under our director compensation program, we pay our non-employee directors a cash retainer for service on the board of directors and for service on each committee on which the director is a member. The chairman of the board and the chairman of each committee receive higher retainers for such service. These fees are payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment is prorated for any portion of such quarter that the director is not serving on our board of directors. The fees paid in the year ended December 31, 2020 to non-employee directors for service on the board of directors and for service on each committee of the board of directors on which the director is a member are as follows:

	Member Annual Fee ($)	Chairman Incremental Annual Fee ($)
Board of Directors	35,000	30,000
Audit Committee	7,500	7,500
Compensation Committee	5,000	5,000
Nominating and Corporate Governance Committee	3,750	3,750

In March 2021, the board of directors amended the director compensation program to increase the annual retainer fee from $35,000 to $40,000 for fiscal year 2021.

In addition, under our director compensation program, each non-employee director will receive under the 2018 Plan, upon his or her initial election to our board of directors, an option to purchase 40,000 shares of our common stock (37,800 shares prior to an amendment to the non-employee director compensation program approved by the board of directors in March 2021). Each of these options will vest in equal monthly installments beginning one month following the date of grant and ending on the three-year anniversary of the date of grant, subject to the non-employee director’s continued service as a director, employee or consultant. Further, on the dates of each of our annual meetings of stockholders, each non-employee director will receive, under the 2018 Plan, an option to purchase 20,000 shares of our common stock (18,900 shares prior to an amendment to the non-employee director compensation program approved by the board of directors in March 2021). Each of these options will vest in full on the first anniversary of the date of grant (or, if earlier, the date of our next annual meeting of stockholders following the date of grant), subject to the non-employee director’s continued service as a director, employee or consultant. All options issued to our non-employee directors under our director compensation program will be issued at exercise prices equal to the fair market value of our common stock on the date of grant, and will have a term of ten years.

We reimburse our non-employee directors for reasonable travel and out-of-pocket expenses incurred in connection with attending board of director and committee meetings.

Ronald C. Renaud, Jr., one of our directors who also serves as our chief executive officer, does not receive any additional compensation for his service as director. Mr. Renaud is one of our named executive officers and, accordingly, the compensation that we pay to Mr. Renaud is discussed under “— Compensation Discussion and Analysis” and “— Summary Compensation Table.”

Securities Authorized for Issuance Under Our Equity Compensation Plans

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2020. As of December 31, 2020, we had three equity compensation programs, each of which was approved by our stockholders: our 2018 Equity Incentive Plan; our 2018 Employee Stock Purchase Plan and our 2016 Stock Incentive Plan.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted- average exercise price of outstanding options, warrants and rights ($) (1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	9,557,391	(1)	8.79	2,635,741	(2)(3)(4)
Equity compensation plans not approved by security holders	—		—	—

Total	9,557,391		8.79	2,635,741

(1)	Includes shares of our common stock issuable upon exercise of options to purchase common stock awarded under our 2016 Plan and our 2018 Plan.
(2)	Includes 1,792,609 shares of our common stock available for issuance under our 2018 Plan and 843,132 shares of common stock available for issuance under our 2018 ESPP.
(3)

The number of shares of our common stock reserved for issuance under the 2018 Equity Incentive Plan is the sum of: 2,512,187, plus the number of shares (up to 1,013,167 shares) equal to the sum of (i) the number of shares of our common stock reserved for issuance under our 2016 Stock Incentive Plan, or the 2016 Plan, that remained available for grant under the 2016 Plan immediately prior to the effectiveness of the registration statement for our IPO and (ii) the number of shares of our common stock subject to outstanding awards under the 2016 Plan that expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased by us at their original issuance price pursuant to a contractual repurchase right; plus an annual increase, to be added on the first day of each fiscal year, beginning with the fiscal year ending December 31, 2019 and continuing for each fiscal year until, and including, the fiscal year ending December 31, 2028, equal to the lowest of (i) 3,349,582 shares of our common stock, (ii) 4% of the number of shares of our common stock outstanding on the first day of such fiscal year and (iii) an amount determined by our board of directors.

(4)

Our 2018 Employee Stock Purchase Plan, or 2018 ESPP, became effective on June 27, 2018. A total of 418,697 shares of common stock were initially reserved for issuance under this plan. Our 2018 ESPP has an evergreen provision that allows for an annual increase in the number of shares available for issuance under the 2018 ESPP to be added on the first day of each fiscal year beginning on January 1, 2019 and continuing until, and including, the fiscal year commencing on January 1, 2029, in an amount equal to the lowest of (i) 837,395 shares of our common stock, (ii) 1% of the number of shares of our common stock outstanding on the first day of such fiscal year and (iii) an amount determined by our board of directors. As of December 31, 2020, 26,964 shares had been issued under our 2018 ESPP.

TRANSACTIONS WITH RELATED PERSONS

Since January 1, 2019, we have engaged in the following transactions in which the amounts involved exceeded $120,000 and any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest. We believe that all of these transactions were on terms as favorable as could have been obtained from unrelated third parties.

Consulting Agreement with Daniel S. Lynch

On June 1, 2012, we entered into a consulting agreement with Daniel S. Lynch, our chairman of our board of directors, for the provision of consulting, advisory and related services. We amended the agreement on December 17, 2012 and March 26, 2015. From September 1, 2012 until March 26, 2015, the agreement provided that Mr. Lynch would serve as our executive chairman and chairman of our board of directors and that Mr. Lynch was entitled to base compensation of $150,000 per year and was eligible to receive an annual performance bonus of up to 25% of his base compensation. We also agreed to reimburse certain of Mr. Lynch’s expenses in connection with the performance of services under the agreement. Pursuant to the amendment dated March 26, 2015, Mr. Lynch ceased to be our executive chairman and, after such date, Mr. Lynch was entitled to base compensation of $100,000 per year and was eligible to receive an annual performance bonus of up to 25% of his base compensation. In June 2018, the Company’s board of directors approved a director compensation program in connection with our IPO. We have not made any payments to Mr. Lynch under the consulting agreement since the approval of the director compensation program, although we paid Mr. Lynch $11,250 in 2019, such amount representing Mr. Lynch’s annual bonus for the first half of 2018 for his services in 2018 prior to our IPO. In 2021 and in 2020, no bonuses were awarded for services rendered in 2020 and 2019, respectively, to Mr. Lynch pursuant to his agreement.

Private Placement

In connection with a private placement in May 2019, entities affiliated with Baupost Group L.L.C., or Baupost, a 5% stockholder, purchased 2,353,941 shares of our common stock at a price per share of $8.50 for an aggregate purchase price of $20.0  million in the private placement.

Public Offering

In connection with a public offering in September 2019, Baupost purchased 5,000,000 shares of our common stock at a price per share of $10.00 for an aggregate purchase price of $50.0 million.

In connection with a public offering in June 2020, Baupost purchased 500,000 shares of our common stock at a price per share of $22.00 for an aggregate purchase price of $11.0 million.

Registration Rights

We are a party to a registration rights agreement with certain of our 5% stockholders and their affiliates and entities affiliated with some of our executive officers and directors. This registration rights agreement provides these stockholders the right, subject to certain conditions, to demand that we file a registration statement or to request that their shares be covered by a registration statement that we are otherwise filing.

Indemnification Agreements

Our certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. In addition, we have entered into indemnification agreements with our directors and executive officers. These indemnification agreements may require us, among other things, to indemnify each such executive officer or director for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him or her in any action or proceeding arising out of his or her service as one of our executive officers or directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information relating to the beneficial ownership of our common stock as of April 1, 2021, by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of common stock;

•	each of our directors and nominees for director;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

The percentage of shares beneficially owned is computed on the basis of 75,217,672 shares of our common stock outstanding as of April 1, 2021. The number of shares beneficially owned by each stockholder is determined under rules of the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options or other rights held by such person that are currently exercisable or will become exercisable within 60 days of April 1, 2021 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the address of all listed stockholders is c/o Translate Bio, Inc., 29 Hartwell Avenue, Lexington, MA 02421. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

Name of Beneficial Owner	Shares of Common Stock Owned		Common Stock Underlying Options and Other Rights Acquirable Within 60 Days		Total Beneficial Ownership
					Number	Percentage
		+		=
5% Stockholders
The Baupost Group, L.L.C.(1)	18,044,239		—		18,044,239	24.0%
Entities affiliated with FMR, LLC(2)	6,029,561		—		6,029,561	8.0%
BlackRock Inc.(3)	5,440,640		—		5,440,640	7.2%
Sanofi(4)	4,884,434		—		4,884,434	6.5%
Named Executive Officers and Directors
Ronald C. Renaud, Jr.(5)	945,027		1,633,885		2,578,912	3.4%
Richard Wooster, Ph.D.	—		231,250		231,250	*
Ann Barbier, M.D., Ph.D.	—		451,530		451,530	*
Paul Burgess	71,833		409,406		481,239	*
Daniel S. Lynch	221,825		104,070		325,895	*
Daniella Beckman	—		81,228		81,228	*
Jean-François Formela, M.D.(6)	2,656,517		48,825		2,705,342	3.6%
George Demetri, M.D.	—		23,100		23,100	*
Owen Hughes	29,860		57,035		86,895	*
Robert J. Meyer, M.D.	—		48,300		48,300	*
Robert M. Plenge, M.D., Ph.D.	—		45,150		45,150	*
All current executive officers and directors as a group (12 persons)	3,925,062		3,133,779		7,058,841	9.4%

*	Less than 1%.
(1)

Consists of 18,044,239 shares of common stock beneficially owned by the Baupost Group, L.L.C., Baupost Group GP, L.L.C. and Seth A. Klarman. The Baupost Group, L.L.C. is a registered investment adviser and acts as the investment adviser to certain private investment limited partnerships on whose behalf these securities were purchased. The Baupost Group, L.L.C., Baupost Group GP, L.L.C. and Seth A. Klarman have shared voting and investment power over these shares of common stock. The principal business address for The Baupost Group, L.L.C. is 10 St. James Avenue, Suite 1700, Boston, MA 02116. For information regarding The Baupost Group, L.L.C. we have relied, without further independent investigation, on the Schedule 13D filed by The Baupost Group, L.L.C. with the SEC on August 10, 2020.
(2)

Consists of 6,029,561 shares of common stock of which 1,947,115 shares of common stock FMR LLC has sole power to vote. These accounts are managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act, or Fidelity Funds, advised by Fidelity Management & Research Company, or FMR Co, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210. For information regarding the Fidelity Funds we have relied, without further independent investigation, on the Schedule 13G/A filed by FMR LLC with the SEC on February 8, 2021.

(3)

Consists of 5,440,640 shares of common stock held by BlackRock, Inc. The principal business address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055. For information regarding BlackRock, Inc. we have relied, without further independent investigation, on the Schedule 13G filed by BlackRock, Inc. on February 1, 2021.

(4)

Consists of 4,884,434 shares of common stock held by Sanofi. The principal business address for Sanofi is 54, rue La Boétie, Paris, France. For information regarding Sanofi, we have relied, without further independent investigation, on the Schedule 13G filed by Sanofi with the SEC on February 4, 2021.

(5)

Consists of (a) 409,913 shares of common stock held by Ronald Renaud 2014 Irrevocable Family Trust, for which Sarah Connolly serves as trustee, (b) 40,909 shares of common stock held by The Ronald C. Renaud, Jr. Trust—2007, as to which Ronald C. Renaud, Jr. and Marianne Renaud serve as co-trustees, (c) 494,205 shares of common stock and (d) 1,633,885 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 1, 2020.

(6)

Consists of 2,656,517 shares of common stock held by Atlas Venture Fund VIII, L.P., or Atlas Fund VIII. All shares are held directly by Atlas Fund VIII. Atlas Venture Associates VIII, L.P. is the general partner of Atlas Venture Fund VIII, and Atlas Ventures Associates VIII, Inc. is the general partner of Atlas Venture Associates VIII, L.P. Peter Barrett, Jean-François Formela, Bruce Booth and Jeff Fagnan are the directors of Atlas Venture Associates VIII, Inc. and collectively make investment decisions on behalf of Atlas Venture Fund VIII. Dr. Formela is also a member of our board of directors. Dr. Formela disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein, if any. The address for Atlas Venture Fund VIII is 56 Wareham Street, 3rd Floor, Boston, Massachusetts 02118. For information regarding Atlas Fund VIII we have relied, without further independent investigation, on the Schedule 13G/A filed by Atlas Fund VII with the SEC on February 2, 2021.

PROPOSAL 4:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The audit committee has appointed PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2021 and the board of directors has directed that management submit the selection of the independent registered public accountants for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has served as the company’s registered public accountant since 2015. Representatives of PricewaterhouseCoopers LLP are expected to be present online at the Annual Meeting, will have an opportunity to make a statement if they so desire, and be available to respond to appropriate questions.

Stockholder ratification of the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm is not required by Delaware law, our certificate of incorporation or our bylaws. However, the board of directors is submitting the audit committee’s selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interests of the company and its stockholders.

Independent Registered Public Accountants, Fees and Other Matters

PricewaterhouseCoopers LLP was our independent registered public accounting firm for the years ended December 31, 2020 and December 31, 2019. The following table summarizes the fees of PricewaterhouseCoopers LLP billed to us for each of the last two fiscal years. All such services and fees were pre-approved by our audit committee in accordance with the “Pre-Approval Policies and Procedures” described below.

	2020 ($)	2019 ($)
Audit Fees(1)	1,232,000	717,950
Audit Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees(4)	2,756	2,756

Total	1,234,756	720,706

(1)

“Audit Fees” consist of fees for the audit of our annual financial statements, the review of the interim financial statements included in our quarterly reports on Form 10-Q and other professional services provided in connection with regulatory filings or engagements.

(2)

“Audit Related Fees” consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements. There were no such fees incurred in 2019 or 2020.

(3)	“Tax Fees” consist of fees for professional services, including tax consulting and compliance performed by PricewaterhouseCoopers LLP. There were no such fees incurred in 2019 or 2020.
(4)	“All Other Fees” for 2019 and 2020 consist of subscription fees.

The audit committee has considered whether the provision of non-audit services is compatible with maintaining the independence of PricewaterhouseCoopers LLP and has concluded that the provision of such services is compatible with maintaining such independence.

Pre-Approval Policies and Procedures

All audit and non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our audit committee. During our

2020 and 2019 fiscal years, all of the services provided by PricewaterhouseCoopers LLP were pre-approved by our audit committee.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021.

STOCKHOLDER PROPOSALS FOR OUR 2022 ANNUAL MEETING

Stockholder Proposals Included in Proxy Statement

In order to be considered for inclusion in our proxy statement and proxy card relating to our 2022 annual meeting of stockholders, stockholder proposals must be received by us no later than December 20, 2021, which is 120 days prior to the first anniversary of the mailing date of this proxy, unless the date of the 2022 annual meeting of stockholders is changed by more than 30 days from the anniversary of the Annual Meeting, in which case, the deadline for such proposals will be a reasonable time before we begin to print and send our proxy materials. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy card in accordance with regulations governing the solicitation of proxies.

Stockholder Proposals Not Included in Proxy Statement

In addition, our bylaws establish an advance notice procedure for nominations for election to our board of directors and other matters that stockholders wish to present for action at an annual meeting other than those to be included in our proxy statement. In general, we must receive other proposals of stockholders (including director nominations) intended to be presented at the 2022 annual meeting of stockholders but not included in the proxy statement by March 18, 2022, but not before February 16, 2022, which is not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting. However, if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be received no earlier than the close of business 120 calendar days prior to such annual meeting and no later than the close of business on the later of 90 days prior to such annual meeting and 10 days following the day on which notice of the date of such annual meeting was mailed or public announcement of the date of such annual meeting was first made. If the stockholder fails to give notice by these dates, then the persons named as proxies in the proxies solicited by the board of directors for the 2022 annual meeting of stockholders may exercise discretionary voting power regarding any such proposal. Stockholders are advised to review our bylaws which also specify requirements as to the form and content of a stockholder’s notice.

Any proposals, notices or information about proposed director candidates should be sent to Translate Bio, Inc., Attention: Nominating and Corporate Governance Committee, 29 Hartwell Avenue, Lexington, Massachusetts 02421.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some brokers and other nominee record holders may be “householding” our proxy materials. This means a single notice and, if applicable, the proxy materials, will be delivered to multiple stockholders sharing an address unless contrary instructions have been received. We will promptly deliver a separate copy of the notice and, if applicable, the proxy materials and our 2020 Annual Report, which consists of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, to you if you write or call us at Translate Bio, Inc., 29 Hartwell

Avenue, Lexington, Massachusetts 02421, Attention: Teri Dahlman, Investor Relations, email: tdahlman@translate.bio, telephone: (857) 242-7792. If you would like to receive separate copies of our proxy materials and annual reports in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.

OTHER MATTERS

We do not know of any business that will be presented for consideration or action by the stockholders at the Annual Meeting other than that described in this Proxy Statement. If, however, any other business is properly brought before the meeting, shares represented by proxies will be voted in accordance with the best judgment of the persons named in the proxies or their substitutes.

We hope that you will attend the Annual Meeting. Whether or not you plan to attend, we urge you to vote your shares over the Internet or by telephone, or to request a printed proxy card and complete, date, sign and return it in the accompanying postage-prepaid envelope. A prompt response will greatly facilitate arrangements for the meeting, and your cooperation will be appreciated.

P.O. BOX 8016, CARY, NC 27512-9903

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:

INTERNET - Before the meeting
Go To: www.proxypush.com/TBIO
• Cast your vote online • Have your Proxy Card ready • Follow the simple instructions to record your vote

PHONE Call 1-855-673-0638
• Use any touch-tone telephone • Have your Proxy Card ready • Follow the simple recorded instructions

MAIL
• Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided

You must register at www.proxydocs.com/TBIO to attend the Annual Meeting virtually and/or participate.

Translate Bio, Inc. Annual Meeting of Stockholders For Stockholders of record on April 19, 2021

DATE:	Wednesday, June 16, 2021
TIME:	9:00 AM, Eastern Time
PLACE:	Annual Meeting to be held live via the Internet - please visit
www.proxydocs.com/TBIO for more details

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Ronald C. Renaud, Jr. and Paul Burgess, (the “Named Proxies”) and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Translate Bio, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS’ RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Translate Bio, Inc.

Annual Meeting of Stockholders

DATE:	Wednesday, June 16, 2021
TIME:	9:00 AM, Eastern Time
PLACE:	Annual Meeting to be held live via the Internet - please visit www.proxydocs.com/TBIO for more details

Please make your marks like this: Use dark black pencil or pen only

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:
FOR ON PROPOSALS 1, 2 AND 4 1 Year on Proposal 3

BOARD OF
DIRECTORS
	PROPOSAL		YOUR VOTE			RECOMMENDS

1.	Election of two Class III directors to our board of directors, each to serve until the 2024 annual meeting of stockholders.
		FOR	WITHHOLD
	1) Owen Hughes	☐	☐			FOR

	2) Ronald C. Renaud, Jr.	☐	☐			FOR

		FOR	AGAINST	ABSTAIN
2.	Approval, on an advisory basis, of the compensation paid to our named executive officers.	☐	☐	☐		FOR

		1 YEAR	2 YEARS	3 YEARS	ABSTAIN
3.	Approval, on an advisory basis, of the frequency of our say-on-pay advisory vote.	☐	☐	☐	☐	1 YEAR

		FOR	AGAINST	ABSTAIN
4.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.	☐	☐	☐		FOR

You must register to attend the Annual Meeting virtually and/or participate at www.proxydocs.com/TBIO

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date